Exhibit 99(a)(1)(A)

CAREDX, INC.

OFFER TO EXCHANGE

CERTAIN OUTSTANDING OPTIONS

FOR NEW OPTIONS

October 12, 2017

CAREDX, INC.

Offer to Exchange Certain Outstanding Options for New Options

This offer and withdrawal rights will expire at 9:00 p.m., Pacific Time,

on November 8, 2017 unless we extend the expiration date.

By this offer, CareDx, Inc. (alternatively referred to as “CareDx,” the “Company,” “we,” “our” or “us”) is giving certain employees and directors of CareDx the opportunity to exchange some or all of certain outstanding stock options for new options as described in this document, which we refer to as the “Offer to Exchange.” We refer to this offer as the “offer” and it is described in and subject to the terms and conditions set forth in this Offer to Exchange.

Options subject to this offer, which we refer to as “eligible options”, are outstanding stock options held by eligible option holders, whether vested or unvested, that were granted under the CareDx, Inc. 2008 Equity Incentive Plan, or the “2008 Plan,” with an exercise price greater than or equal to $12.00 per share.

If you elect to participate in the offer and if we accept your tendered eligible options for exchange, you will be granted options, referred to as “new options,” with an exercise price per share equal to the fair market value, as quoted by NASDAQ, of the Company’s common stock on the next trading day following the date on which the offer expires and we cancel the exchanged options. This date, referred to as the “new option grant date,” is expected to be November 9, 2017. If the offer expiration date is extended, the new option grant date will be similarly delayed.

The new options will be granted under the terms of the CareDx, Inc. 2014 Equity Incentive Plan, referred to as the “2014 Plan.” If you participate in the offer, the number of new options you receive will depend on the exercise price and grant date of the eligible options that you elect to exchange. The exchange ratios were calculated on an approximate “value-for-value” basis, meaning that they were determined in a manner intended to result in the grant of new options with an aggregate fair value that is approximately the same as the aggregate fair value of the eligible options they replace, calculated as of the time that we set the exchange ratios. The exchange ratio for each eligible option grant will be set forth in a personalized election form sent to each eligible option holder at the commencement of the offer.

We will not accept any eligible options with an exercise price per share that is less than the closing price of our common stock on the date that the offer expires and the exchanged options are cancelled. If you have tendered eligible options pursuant to this offer which, due to fluctuations in our stock price, have an exercise price per share that is less than the closing price of our common stock on the date that the offer expires, these options will not be exchanged for new options and you will continue to hold these options.

You are an eligible option holder if you are an employee of CareDx or any of its subsidiaries or a member of the board of directors of CareDx in each case, residing in the U.S., as of the start of the offer and remain an employee of CareDx or any of its subsidiaries or a director of CareDx through the expiration of the offer. However, an eligible option holder must remain employed or in eligible service through the new option grant date in order to receive new options under this offer. If your employment or service, as applicable, is terminated prior to the expiration date of the offer, you will keep your current eligible options and the options will vest and expire in accordance with their original terms. If your employment or service, as applicable, terminates after the expiration date of the offer but prior to the new option grant date, the eligible options that you tendered for exchange will be cancelled and you will not receive new options.

The new options will have a term of seven (7) years and will be subject to a new vesting schedule even if the exchanged options were fully or partially vested. Subject to the terms of any individual option agreement (which shall specify the vesting conditions and performance goals applicable to any new options), the new options are scheduled to vest in three equal installments based upon the Company’s achievement of certain performance goals as follows:

•	One third of the new options vest upon the Company’s determination, which has been reviewed by the Company’s independent registered public accounting firm, that the Company has achieved $10 million of total cumulative sales of AlloSure®, its proprietary next-generation sequencing-based test to detect donor-derived, cell-free DNA after transplantation, commencing after the completion of the offer;

•	One third of the new options vest upon the Company’s determination, which has been reviewed by the Company’s independent registered public accounting firm, that the Company has achieved quarterly revenues of at least $18.75 million for two consecutive fiscal quarters commencing after the completion of the offer; and

•	One third of the new options vest in the event the closing sales price of the Company’s common stock is at or above $5.00 per share, as quoted by NASDAQ, for 10 consecutive trading days commencing after the completion of the offer.

Vesting of the new options is conditioned upon your continued employment or eligible service with us or any subsidiary or parent through each applicable vesting date. The vesting terms of the new options are detailed in “The Offer – Section 2” of this Offer to Exchange.

We are making this offer on the terms and subject to the conditions stated in this Offer to Exchange and in the related election form distributed with this Offer to Exchange. You are not required to exchange your eligible options. If you elect to participate in the offer, you may elect to exchange any or all of your eligible options on a grant-by-grant basis, meaning that you can elect to exchange either all or none of the options of a particular grant. We will not accept partial tenders of eligible option grants. If you choose to exchange one or more eligible grants, you must elect to exchange all shares subject to the option grant. If you have partially exercised an eligible option grant, you may elect to exchange the entire remaining portion of the eligible option grant.

Our common stock is traded on the NASDAQ Global Market under the symbol “CDNA.” On October 6, 2017, the closing price of our common stock was $5.62 per share. You should evaluate the risks related to our business, our common stock, and this offer, and review current market quotes for our common stock, among other factors, before deciding whether or not to participate in this offer.

References to “CareDx,” the “Company,” “we,” “our” or “us” also refers to any successor entity or its subsidiaries, as applicable.

See “Risks of Participating in the Offer” beginning on page 18 for a discussion of risks that you should consider before participating in this offer.

IMPORTANT

If you choose to participate in the offer, you must properly complete and sign the accompanying election form and deliver the properly completed and signed document to us so that we receive it before the offer expires, currently scheduled to be 9:00 p.m., Pacific Time, on November 8, 2017 (or such later date as may apply if the offer is extended), by one of the following means:

By U.S. Mail or Federal Express (or similar delivery service)

To: Theresa Yu, Finance Director

CareDx, Inc.

3260 Bayshore Boulevard

Brisbane, California 90045

(415) 287-2392

By E-mail (By PDF or similar imaged document file)

To: tyu@caredx.com

You are responsible for making sure that the election form is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your election form on time. Only elections and withdrawals that are complete and actually received by CareDx pursuant to one of the methods of delivery noted above by the deadline will be accepted. Elections and withdrawals submitted by any other means, including hand delivery, interoffice mail, text message or facsimile are not permitted.

Although our board of directors has approved the offer, consummation of the offer is subject to the satisfaction or waiver of the conditions described in “The Offer – Section 7” of this Offer to Exchange. Neither the Company nor the board of directors (or the compensation committee thereof) makes any recommendation as to whether you should participate, or refrain from participating, in the offer. You must make your own decision whether to participate. You should consult your investment and tax advisors if you have questions about your financial or tax situation as it relates to the offer.

Neither the U.S. Securities and Exchange Commission, or the “SEC,” nor any state securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

You should direct questions about this offer and requests for additional copies of this Offer to Exchange and the other offer documents to:

Theresa Yu, Finance Director

CareDx, Inc.

Phone: (415) 287-2392

E-mail: tyu@caredx.com

Offer to Exchange dated October 12, 2017

You should rely only on the information contained in this Offer to Exchange or documents to which we have referred you. We have not authorized anyone to provide you with different information. We are not making an offer of the new options in any jurisdiction where the offer is not permitted. However, we may, at our discretion, take any actions necessary for us to make the offer to holders of options in any of these jurisdictions. You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date as of which it is shown, or if no date is indicated otherwise, the date of this offer. This Offer to Exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this offer. You should read carefully this entire Offer to Exchange, the accompanying launch e-mail announcing this offer, and the documents attached to the launch e-mail. This offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Exchange and the other offer documents. We have included in this summary references to other sections in this Offer to Exchange to help you find more complete information with respect to these topics.

The following are some terms that are frequently used in this Offer to Exchange.

•	“2008 Plan” refers to the CareDx, Inc. 2008 Equity Incentive Plan.

•	“2014 Plan” refers to the CareDx, Inc. 2014 Equity Incentive Plan.

•	“cancellation date” refers to the same calendar day as the expiration date. This is the date when exchanged options will be cancelled. We expect that the cancellation date will be November 8, 2017. If the expiration date is extended, then the cancellation date similarly will be delayed.

•	“common stock” refers to CareDx, Inc. common stock, par value $0.001 per share.

•	“eligible option grant” refers to all of the eligible options issued by CareDx to an eligible option holder that is part of the same grant and subject to the same option agreement.

•	“eligible option holder” refers to an employee of CareDx or one of CareDx’s subsidiaries, or a director of CareDx, in each case, residing in the U.S., as of the start of the offer, and who remains an employee of CareDx or any of its subsidiaries or a director of CareDx, as applicable, through the expiration date.

•	“eligible options” refers to options to purchase shares of CareDx common stock held by an eligible option holder that (i) were granted under the 2008 Plan, (ii) have an exercise price greater than or equal to $12.00 per share, and (iii) remain outstanding (that is, are not previously exercised, expired, terminated or forfeited) as of the expiration date.

•	“eligible shares” refers to the shares of CareDx common stock that are subject to the eligible options.

•	“exchange ratio” refers to the number of exchanged options necessary to receive one new option.

•	“exchanged options” refers to all eligible options that an eligible option holder exchanges pursuant to this offer.

•	“executive officers” refers to those officers of CareDx listed on Schedule A to this Offer to Exchange.

•	“expiration date” refers to the date and time that this offer expires. We expect that the expiration date will be November 8, 2017, at 9:00 p.m., Pacific Time. We may extend the expiration date at our discretion. If we extend the offer, the term “expiration date” will refer to the time and date at which the extended offer expires.

•	“in-the-money option” refers to any eligible option with an exercise price per share that is less than the closing price of our common stock on the expiration date.

•	“NASDAQ” refers to The NASDAQ Stock Market LLC.

•	“new option grant date” refers to the date that is the next trading day of the Company’s common stock following the expiration date and the cancellation date. This is the date when new options will be granted. We expect that the new option grant date will be November 9, 2017. If the expiration date is extended, then the new option grant date similarly will be delayed.

•	“new options” refers to the new options issued pursuant to this offer that replace an eligible option holder’s exchanged options. New options granted in connection with this offer will be granted on the new option grant date pursuant to the 2014 Plan and subject to the terms and conditions of an option agreement between the option holder and the Company.

•	“offer” or “offering” refers to this offer to exchange certain outstanding options for a lesser number of new options with a new exercise price, subject to a new vesting schedule.

•	“offer period” or “offering period” refers to the period from the commencement of this offer to the expiration date. This period commences on October 12, 2017, and we expect it to end at 9:00 p.m., Pacific Time, on November 8, 2017.

•	“Offer to Exchange” refers to this Offer to Exchange Certain Outstanding Options for New Options.

•	“options” refers to stock options to purchase shares of CareDx’s common stock.

Q1.	What is the offer?

A1.	This offer is a voluntary opportunity for eligible option holders to exchange outstanding options that were granted under the 2008 Plan and have an exercise price greater than or equal to $12.00 per share for new options with an exercise price equal to the fair market value of our common stock on the new option grant date.

Q2.	Why is CareDx making this offer?

A2.	Equity awards, including stock options, are a critical component of our compensation philosophy, the focus of which is to increase long-term stockholder value. We believe stock options help us achieve this objective in several important ways: by aligning our employees’ and directors’ interests with those of our stockholders; by motivating employees’ and directors’ performance toward our long-term success; and by encouraging our employees and directors to continue their service with us.

Due to a variety of factors, our stock price has declined since our initial public offering in July 2014. As of October 11, 2017, all of the eligible options were “underwater,” meaning the exercise price of each of those options was greater than our stock price. This means that these stock options may have little or no perceived value to the employees and directors who hold them, and therefore may no longer be effective as incentives to motivate and retain these individuals. Competition for top talent is high and we believe that it is critical that the Company be able to incentivize key employees and directors in this way.

Our board of directors believes that it is critical to our future success to revitalize the incentive and retention value of certain of our outstanding stock options to retain and motivate employees and directors and to align their interests with those of our stockholders. The offer is intended to accomplish these objectives without resulting in a material amount of incremental compensation expense. In addition, the offer provides the opportunity to reduce our “issued overhang” of outstanding stock options and allow the Company to make better use of the compensation costs that we have already incurred from our outstanding stock option awards. (See “The Offer – Section 3”)

Q3.	How do I participate in this offer?

A3.	Participation in this offer is voluntary. If you are an eligible option holder, at the start of the offer you will receive an e-mail at your Company e-mail address (or if you are a director, at the e-mail address we have on file for you) announcing the commencement of the offer, accompanied by a personalized election form and withdrawal form, together with their associated instructions. Your personalized election form will include information about your eligible options, including your eligible option grants, the grant dates and per share exercise price of your eligible option grants, the number of shares of common stock subject to your eligible option grants as of November 8, 2017 (assuming you have not exercised any portion of your eligible option grants and remain an employee or director through that date), the number of shares scheduled to be vested for each of your eligible option grants as of November 8, 2017 (assuming you remain an employee or director through that date), whether your eligible options are incentive stock options or nonstatutory stock options and the exchange ratio applicable to each of your eligible option grants.

If you choose to participate in the offer, you must properly complete and sign the accompanying election form and deliver the properly completed and signed document to us so that we receive it before the offer expires, currently scheduled to be 9:00 p.m., Pacific Time, on November 8, 2017 (or such later date as may apply if the offer is extended), by one of the following means:

By U.S. Mail or Federal Express (or similar delivery service)

To: Theresa Yu, Finance Director

CareDx, Inc.

3260 Bayshore Boulevard

Brisbane, California 90045

(415) 287-2392

By E-mail (By PDF or similar imaged document file)

To: tyu@caredx.com

You are responsible for making sure that the election form is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your election form on time. Only elections and withdrawals that are complete and actually received by CareDx pursuant to one of the methods of delivery described above by the deadline will be accepted. Elections and withdrawals submitted by any other means, including hand delivery, interoffice mail, text message or facsimile are not permitted. If you do not want to participate, no action is necessary.

This is a one-time offer, and we will strictly enforce the offering period, subject only to any extension that we may implement pursuant to the terms of the offer as set forth herein. We reserve the right to reject any election or tendered options that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered eligible options, except those that are in-the-money options (that is, eligible options that have an exercise price per share that is less than the closing price of our common stock on the expiration date), promptly after the expiration of this offer.

We may extend the offering period. If we do so extend, we will issue a press release or send you an e-mail or other communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the business day following the previously scheduled expiration date.

The delivery of all documents, including election forms and withdrawal forms, is at your risk. Delivery will be deemed made only when actually received by CareDx pursuant to one of the methods of delivery noted above. In all cases, you should allow sufficient time to ensure timely delivery. We intend to confirm the receipt of your election form and/or any withdrawal form within two (2) business days. Please note that if you submit an election form or withdrawal form that is received by us within the last two (2) business days prior to the expiration date, time constraints may prevent us from providing a confirmation by e-mail prior to the expiration of the offer. If you have not received a confirmation, it is your responsibility to confirm that we received your election form and/or any withdrawal form. Only election forms and withdrawal forms that are properly completed and signed and actually received by us at the address or e-mail address above by the expiration date will be accepted. Election forms and withdrawal forms submitted by any other means, including hand delivery, interoffice mail, text message or facsimile, are not permitted. (See “The Offer – Section 4”)

Q4.	How many new options will I receive for the eligible options that I exchange?

A4.	The exchange ratio applicable to each of your eligible options and the number of new options that may be granted in exchange for each of your eligible options will be set forth in a personalized election form sent to you at your Company e-mail address (or if you are a director, at the e-mail address we have on file for you). The exchange ratios were calculated on an approximate “value-for-value” basis, meaning that the exchange ratios were determined in a manner intended to result in the grant of new options with an aggregate fair value that is approximately the same as the aggregate fair value of the eligible options they replace, calculated as of the time that we set the exchange ratios. The value of both eligible options and new options is calculated at the time we set the exchange ratios using the Black-Scholes option pricing model, a widely accepted option valuation model. Because underwater stock options will be less valuable than new options, you will need to exchange more than one eligible option to receive one new option.

Because options with different exercise prices and expiration dates have different Black-Scholes values, different grants may have different exchange ratios. The exchange ratios will show you how many eligible options you need to exchange to get one new option. Your personalized election form will include the exchange ratio for each of your eligible option grants. If there is significant movement in the Company’s share price or other Black-Scholes input variables after the ratios are established, we may need to reset the ratios toward the end of the offer period to avoid generating significant incremental accounting expense in connection with the grant of new options.

If your total exchanged options would result in less than one new option, the Company will round up your new options so that you get a minimum of one new option. (See “The Offer – Section 2”)

Q5.	Why isn’t the exchange ratio one-to-one?

A5.	The exchange ratios were calculated so that the new options have a fair value approximately equal to or less than the fair value of the options they replace. Option exchange programs, like this offer, can result in significant accounting consequences to a company if the options are exchanged on a one-to-one basis. Under the accounting rules, if the accounting value (referred to by the accountants as the “fair value”) of the new options granted in this offer is higher than the fair value of the exchanged options, the excess value must be recognized by the Company as an additional compensation expense. The structure of the offer will minimize the amount of compensation expense the Company will need to recognize as a result of the offer. If we granted the same number of new options as the number of exchanged options, the Company would need to recognize significant additional compensation expense for the new options. (See “The Offer – Section 2” and “The Offer – Section 12”)

Q6.	Who may participate in this offer?

A6.	You may participate in this offer if you have eligible options, are an employee of CareDx or any of its subsidiaries or a member of the board of directors of CareDx, in each case, residing in the U.S., at the start of this offer and you continue to be employed by CareDx or any of its subsidiaries or are a director of CareDx through the expiration date. (See “The Offer – Section 1”)

Q7.	Which of my options are eligible for exchange?

A7.	If you are an eligible option holder, your eligible options are those options to purchase shares of common stock of CareDx that were granted under the 2008 Plan, have an exercise price greater than or equal to $12.00 per share, and remain outstanding (that is, are not previously exercised, expired, terminated or forfeited) as of the expiration date, currently scheduled to be 9:00 p.m. Pacific Time, on November 8, 2017. We will not accept any exchanged options that are in-the-money options. If you have tendered eligible options pursuant to this offer which, due to fluctuations in our stock price, are not underwater on the cancellation date, these options will not be exchanged for new options and you will continue to hold these options. (See “The Offer – Section 1”)

You will receive a personalized election form at your Company e-mail (or if you are a director, at the e-mail address we have on file for you). Your personalized election form will include information about your eligible options, including your eligible option grants, the grant dates and per share exercise price of your eligible option grants, the number of shares of common stock subject to your eligible option grants as of November 8, 2017 (assuming you have not exercised any portion of your eligible option grants and remain an employee or director through that date), the number of shares scheduled to be vested for each of your eligible option grants as of November 8, 2017 (assuming you remain an employee or director through that date), whether your eligible options are incentive stock options or nonstatutory stock options and the exchange ratio applicable to each of your eligible option grants. (See “The Offer – Section 4”)

Q8.	Why aren’t my options with an exercise price below $12.00 eligible for exchange?

A8.	As discussed in Question and Answer 2, we are making this offer to restore the intended retention and incentive value of certain of our equity awards. When it decided the terms of the offer, our board of directors considered the input of management and our outside advisors to structure the offer in a way that it believed best balanced both the interests of our stockholders and our need to retain and incentivize our employees and directors.

Options with an exercise price below $12.00 are not as significantly underwater as the eligible options and therefore are more likely to generate value to our employees and directors over the long-term than the eligible options. As a result, we chose to exclude the options because we believe these options continue to provide retention and incentive value to our employees and directors. (See “The Offer – Section 3”)

Q9.	Are there circumstances under which I would not be granted new options even if I elect to participate in the offer?

A9.	Yes. If, for any reason, you no longer are an employee of CareDx or any of its subsidiaries or a director of CareDx, as applicable, on the new option grant date, you will not receive any new options. If your employment or service, as applicable, terminates prior to the expiration date of the offer, you will keep your current eligible options even if you have tendered them and those options will vest and expire in accordance with their original terms. If your employment or service, as applicable, terminates after the expiration date of the offer but prior to the new option grant date, your exchanged options will be cancelled and you will not receive new options. Except as provided by any employment or service agreement between you and CareDx or any of its subsidiaries, your employment with CareDx or any of its subsidiaries will remain “at-will” regardless of your participation in the offer and can be terminated by you or your employer at any time with or without cause or notice. (See “The Offer – Section 1”)

Moreover, even if we accept your eligible options, we will not grant new options to you if we are prohibited from doing so by applicable laws. For example, we could become prohibited from granting new options as a result of changes in the rules promulgated by the SEC or NASDAQ. We do not anticipate any such prohibitions at this time. (See “The Offer – Section 13”)

In addition, if you hold an eligible option grant that expires after the commencement of the offer, but before the cancellation of eligible options under this offer, that particular option grant is not eligible for exchange. As a result, if you hold an eligible option grant that expires before the currently scheduled cancellation date, or if we extend the offer such that the cancellation date is a later date and you hold options that expire before the rescheduled cancellation date, those options will not be eligible for exchange and they will continue to be governed by their original terms. (See “The Offer – Section 15”)

Q10.	Am I required to participate in this option exchange?

A10.	No. Participation in this offer is completely voluntary. (See “The Offer – Section 1”)

Q11.	What resources are available to assist with my decision regarding whether or not to participate in this option exchange?

A11.	You should carefully review the information contained in this Offer to Exchange, including “The Offer – Section 14”.

You should also carefully review the information contained in the personalized election form sent to you at your Company e-mail (or if you are a director, at the e-mail address we have on file for you). Your personalized election form will include information regarding your eligible options, including your eligible option grants, the grant dates and per share exercise price of your eligible option grants, the number of shares of common stock subject to your eligible option grants as of November 8, 2017 (assuming you have not exercised any portion of your eligible option grants and remain an employee or director through that date), the number of shares scheduled to be vested for each of your eligible option grants as of November 8, 2017 (assuming you remain an employee or director through that date), whether your eligible options are incentive stock options or nonstatutory stock options and the exchange ratio applicable to each of your eligible option grants. (See “The Offer – Section 4”)

Q12.	When will my new options vest and be exercisable?

A12.	None of the new options will be vested on the new option grant date. Subject to the terms of any individual option agreement (which shall specify the vesting conditions and performance goals applicable to any new options), the new options are scheduled to vest, subject to you continuing to be employed or in eligible service through each relevant vesting date, in three equal installments based upon the Company’s achievement of certain performance goals as follows:

•	One third of the new options vest upon the Company’s determination, which has been reviewed by the Company’s independent registered public accounting firm, that the Company has achieved $10 million of total cumulative sales of AlloSure®, its proprietary next-generation sequencing-based test to detect donor-derived, cell-free DNA after transplantation, commencing after the completion of the offer;

•	One third of the new options vest upon the Company’s determination, which has been reviewed by the Company’s independent registered public accounting firm, that the Company has achieved quarterly revenues of at least $18.75 million for two consecutive fiscal quarters commencing after the completion of the offer; and

•	One third of the new options vest in the event the closing sales price of the Company’s common stock is at or above $5.00 per share, as quoted by NASDAQ, for 10 consecutive trading days commencing after the completion of the offer.

In addition, if an exchanged option is subject to accelerated vesting in certain circumstances (such as in connection with a qualifying termination) specified in an offer letter, employment agreement, management retention agreement or other agreement with the Company, the new option granted in exchange will be subject to the same accelerated vesting provisions.

In addition to any conditions specified in an individual option agreement, vesting of the shares subject to new options is subject to the following additional conditions:

•	Vesting of an option on any given vesting date is subject to your continued employment with or other eligible service (including service as a director) to CareDx or any of its subsidiaries or parents from the date such option is granted through that vesting date. If your employment with or other eligible service to CareDx or any of its subsidiaries or parents terminates before your new options vest, any unvested portion of your new options will expire without consideration therefor immediately upon your termination of employment or service.

•	New options shall not be subject to fractional vesting (such that a whole number of shares subject to the new options will vest on each vesting date). As a result, (i) the number of shares that vest on each vesting date, if any vesting date occurs, will be rounded down to the nearest whole number of shares that will vest on each vesting date and (ii) remaining fractional shares, if any, will be accumulated until the vesting date on which the sum of the accumulated fractional shares equals or exceeds one whole share and, if such vesting date occurs, will vest as an additional whole share on such vesting date, with any fractional shares remaining thereafter accumulated.

In addition to any conditions specified in an individual option agreement, any new options that vest will only remain exercisable for the periods specified in the 2014 Plan. Your new options may also be subject to earlier termination as provided in the 2014 Plan. (See “The Offer – Section 2”)

Q13.	Why are my new options subject to a new vesting schedule?

A13.	In making this offer, we intend to provide eligible option holders with the opportunity to receive new options that have a greater retentive value because such new options are more likely to provide a long-term return than the options that are significantly underwater. It is also important to the Company that we retain key employees and directors and we believe that the new vesting schedule will incentivize our employees and directors to continue their service with the Company and help achieve certain of the milestones the Company believes are important. (See “The Offer – Section 3”)

Q14.	What will be the exercise price of my new options?

A14.	The exercise price per share of all new options will be equal to the closing sales price of our common stock as quoted by NASDAQ on the new option grant date. (See “The Offer – Section 2”)

Q15.	If I participate in this offer, do I need to exchange all of my eligible option grants?

A15.	No. You may elect to exchange your eligible options on a grant-by-grant basis. This means you may choose to exchange none, some, or all of your eligible grants. However, we will not accept partial tenders of eligible option grants. If you choose to exchange one or more eligible grants, you must elect to exchange all shares subject to the option grant. If you have partially exercised an eligible option grant, you may elect to exchange the entire remaining portion of the eligible option grant. (See “The Offer – Section 1” and “The Offer – Section 4”)

Q16.	What happens if I have an eligible option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A16.	Unless otherwise required by applicable non-U.S. law, if you are an employee or director with an eligible option grant that is subject to a domestic relations order or notice of joinder (or comparable legal document as the result of the end or contemplated end of a marriage or domestic partnership), and a person who is not an eligible option holder beneficially owns or has informed CareDx that he or she claims a portion of that eligible option grant, you may accept this offer with respect to the entire remaining outstanding portion of the eligible option grant if so directed by the beneficial owner as to his or her portion in accordance with the domestic relations order or comparable legal documents. As described in Question and Answer 15, we are not accepting partial tenders of eligible option grants. Therefore, you may not accept this offer with respect to a portion of an eligible option grant that is beneficially owned by you while rejecting it with respect to the portion beneficially owned or claimed to be beneficially owned by someone else, or vice versa. We will respect an election to exchange such eligible option grant pursuant to the offer that is made by you and accepted by us. However, we will not be responsible to you or the beneficial owner of the eligible option grant for any action taken by you with respect to such eligible option grant. By electing to exchange an eligible option grant you will be agreeing to indemnify us with respect to any claim by a third party that he or she is entitled to any rights with respect to the eligible option grant. Accordingly, you should consider carefully whether to make an election to exchange any eligible option grant that is not completely beneficially owned by you.

For example, if you are an eligible employee and you hold an eligible option grant covering 3,000 shares that is subject to a domestic relations order, 1,000 of which are beneficially owned by your former spouse, and you have exercised 600 of the remaining 2,000 shares not beneficially owned by your former spouse, then you may elect to exchange the 2,400 shares that remain outstanding subject to the eligible option grant, or you may elect not to participate in the offer at all with respect to this eligible option grant. These are your only choices with respect to this eligible option grant. (See “The Offer – Section 1”)

Q17.	When will my exchanged options be cancelled?

A17.	Your exchanged options will be cancelled following the expiration of the offer but on the same U.S. calendar day as the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be November 8, 2017, unless the offer period is extended. (See “The Offer – Section 6,” “The Offer – Section 12” and “The Offer – Section 15”)

Q18.	When will I receive the new options?

A18.	We will grant the new options on the new option grant date. The new option grant date will be the next trading day of the Company’s common stock following the cancellation date. We expect the new option grant date will be November 9, 2017. If the expiration date is extended, the new option grant date similarly will be delayed. You will receive your new option agreement as soon as reasonably practical after the expiration of the offer. You may exercise the new options for shares of our common stock when and if your new option award vests. (See “The Offer – Section 6” and “The Offer – Section 15”)

Q19.	Once I surrender my exchanged options, is there anything I must do to receive the new options?

A19.	The only thing you must do is remain an employee of CareDx or any of its subsidiaries or a director of CareDx, as applicable, through the new option grant date. Once your exchanged options have been cancelled, there is nothing that you must do to receive your new options, except that if your employment with CareDx or any of its subsidiaries or service a director of CareDx, as applicable, terminates (i) prior to the expiration date, you will keep your current eligible options, which will vest and expire in accordance with their original terms or (ii) after the expiration date but before the new option grant date, you will not receive any new options. If you remain an employee of CareDx or any of its subsidiaries or a director of CareDx, as applicable, through the new option grant date, your new options will be granted to you on the next trading day of the Company’s common stock following the date that the exchanged options are cancelled. We expect that the new option grant date will be November 9, 2017. In order for your new options to vest, you will need to remain an employee or other eligible service provider of CareDx or any of its subsidiaries or a director of CareDx, as applicable, through the applicable vesting dates, as described in Question and Answer 12. (See “The Offer – Section 1” and “The Offer – Section 2”)

Q20.	Can I exchange CareDx common stock that I acquired upon a prior exercise of CareDx options?

A20.	No. This offer relates only to certain outstanding options to purchase shares of CareDx common stock. You may not exchange shares of CareDx common stock in this offer. (See “The Offer – Section 1”)

Q21.	Will I be required to give up all of my rights under the exchanged options?

A21.	Yes. Once we have accepted your exchanged options, your exchanged options will be cancelled and you will no longer have any rights under those options. We intend to cancel all exchanged options following the expiration of the offer but on the same calendar day as the expiration date, which we expect will be November 8, 2017. No in-the-money options will be accepted for exchange in the offer. If you have tendered eligible options pursuant to this offer which, due to fluctuations in our stock price, are not underwater on the cancellation date, these options will not be exchanged for new options and you will continue to hold these options. (See “The Offer – Section 6” and “The Offer – Section 12”)

Q22.	Will the terms and conditions of my new options be the same as my exchanged options?

A22.	No. The terms and conditions of your new options will be different from your exchanged options. Your new options will have a different exercise price as described in Question and Answer 14. Your new options will have a seven (7) year term from the new option grant date. Further, the vesting schedule of your new options will be different from the vesting schedule of your exchanged options. As discussed in Question and Answer 26, if your exchanged options were incentive stock options, your new options will be incentive stock options, unless federal tax rules limit this characterization. Likewise, if your exchanged options were nonstatutory stock options, your new options will be nonstatutory stock options.

Your new options will be granted under the 2014 Plan and will be subject to a new option agreement. The form of option agreement is incorporated by reference as an exhibit to the Schedule TO with which this Offer to Exchange has been filed and is available on the SEC website at www.sec.gov or the “Investors” page of our website at www.caredx.com. You may also request a copy of the 2014 Plan and the form of option agreement without charge by contacting Theresa Yu, Finance Director, by email at tyu@caredx.com or by telephone at (415) 287-2392.

See “The Offer – Section 2” for more details on the terms and conditions of your new options.

Q23.	What happens to my options if I choose not to participate or if my options are not accepted for exchange?

A23.	If you choose not to participate or your options are not accepted for exchange, your existing options will (a) remain outstanding until they are exercised or cancelled or they expire by their original terms, (b) retain their current exercise price, (c) retain their current vesting schedule and (d) retain all of the other terms and conditions as set forth in the relevant agreement related to such option grant. (See “The Offer – Section 6”)

If any of your eligible options are incentive stock options, there is a possibility that, even if you choose not to participate in the exchange, your incentive stock options may be affected. (See “The Offer – Section 14”)

Q24.	How does CareDx determine whether an option has been properly tendered for exchange pursuant to this offer?

A24.	We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any eligible options for exchange. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any election or any options tendered for exchange that we determine are not in an appropriate form or that we determine are unlawful to accept. We will not accept any in-the-money options. We will accept all properly tendered eligible options that are not validly withdrawn (except eligible options that are in-the-money options), subject to the terms of this offer. No tender of options will be deemed to have been made properly until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election, and we will not incur any liability for failure to give any notice. (See “The Offer – Section 4”)

Q25.	Will I need to pay taxes if I participate in the offer?

A25.	We believe that participants in the offer will not incur any immediate U.S. federal income taxation as a result of either electing to retain their eligible options or electing to exchange their eligible options for new options. Please see “The Offer – Section 14” for a reminder of the general tax consequences associated with your eligible options and your new options, including the exercise of such options and a sale of any shares underlying such options. Please also review the discussion in “The Offer – Section 14” for information concerning the possibility that, even if you choose not to participate in the exchange, your incentive stock options may be affected. (See “The Offer – Section 14”)

You should consult with your tax advisor to determine the tax consequences to you of participating in this offer in your particular circumstances. If you are a resident of or subject to the tax laws in more than one country (including a country other than the United States), you should be aware that there may be additional or different tax and social insurance consequences that may apply to you.

Q26.	Will my new options be incentive stock options or nonstatutory stock options?

A26.	If your eligible options exchanged in the offer were incentive stock options, your new options will be incentive stock options, unless federal tax rules limit this characterization. Likewise, if your eligible options exchanged in the offer were nonstatutory stock options, your new options will be nonstatutory stock options, respectively. (See “The Offer – Section 2”)

You should consult with your investment and tax advisors to discuss the consequences to you of incentive stock options and nonstatutory stock options, as applicable, in your particular circumstances.

Q27.	What if CareDx is acquired by another company?

A27.	Although we currently are not anticipating a merger or acquisition prior to the expiration of the offer, if we merge or consolidate with or are acquired by another entity, prior to the expiration of the offer, you may choose to withdraw any eligible option grants that you tendered for exchange and such eligible options will be treated in accordance with the original applicable equity plan and original relevant option agreement. Further, if CareDx is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case (i) your eligible options and your rights under them will remain intact and exercisable for the time period set forth in the 2008 Plan and your original option agreement and (ii) you will receive no new options in exchange for them. If CareDx is acquired prior to the expiration of the offer but does not withdraw the offer, we will notify you of any material changes to the terms of the offer or the new options, including any adjustments to the exercise price or number of shares that will be subject to the new options. Under such circumstances, the type of security, the exercise price and the number of shares covered by your new options may be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. As a result of this adjustment, you may receive new options covering more or fewer shares of the acquiror’s common stock than the number of shares subject to the eligible options that you tendered for exchange or than the number you would have received pursuant to the new options if no acquisition had occurred.

If we are acquired by or merge with another company, your exchanged options might be worth more than the new options that you receive in exchange for them. A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price. Depending on the structure and terms of this type of transaction, eligible option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our common stock that may result from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options. (See “Risks of Participating in the Offer – Risks Related to this Offer”)

Finally, if another company acquires CareDx, that company, as part of the transaction or otherwise, may decide to terminate some or all of the employees of CareDx or its subsidiaries and/or require that directors of CareDx resign before the completion of this offer. Termination of your employment with CareDx or any of its subsidiaries or service as a director of CareDx for this or any other reason before the expiration date means that the tender of your eligible options will not be accepted, you will keep your tendered options subject to their original terms, and you will not receive any new options or other benefit for your tendered options.

If we are acquired after your tendered options have been accepted, cancelled, and exchanged for new options, your new options will be treated in the acquisition transaction in accordance with the terms of the transaction agreement and/or the terms of the 2014 Plan and your new option agreement. (See “The Offer – Section 2” and “The Offer – Section 7”)

Q28.	Will I receive an option agreement for the new options?

A28.	Yes. All new options will be subject to an option agreement between you and CareDx, as well as to the terms and conditions of the 2014 Plan. Our form of option agreement under the 2014 Plan is incorporated by reference as an exhibit to the Schedule TO with which this Offer to Exchange has been filed with the SEC. In addition, a copy of the 2014 Plan and the form of the option agreement under the 2014 Plan are available on the SEC website at www.sec.gov or the “Investors” page of our website at www.caredx.com. You may also request a copy of the 2014 Plan and the form of option agreement without charge by contacting Theresa Yu, Finance Director, by email at tyu@caredx.com or by telephone at (415) 287-2392. (See “The Offer – Section 2”)

Q29.	Are there any conditions to this offer?

A29.	Yes. The completion of this offer is subject to a number of customary conditions that are described in “The Offer – Section 7” of this Offer to Exchange. If any of these conditions are not satisfied, we will not be obligated to accept and exchange properly tendered eligible options, though we may do so at our discretion. (See “The Offer – Section 1,” “The Offer – Section 2” and “The Offer – Section 7”)

Q30.	If you extend or change the offer, how will you notify me?

A30.	If we extend or change this offer, we will issue a press release or send you an e-mail or other form of communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the next business day following the previously scheduled expiration date or the date on which we change the offer, as applicable. (See “The Offer – Section 2” and “The Offer – Section 15”)

Q31.	Can I change my mind and withdraw from this offer?

A31.	Yes. You may change your mind after you have submitted an election and withdraw some or all of your tendered eligible option grants from the offer at any time by delivering a properly completed and signed election form, and any other documents required by the election form, by U.S. Mail or Federal Express (or similar delivery service) to the attention of Theresa Yu, Finance Director, at the address indicated in Question and Answer 3, or by e-mail (by PDF or similar imaged document file) to tyu@caredx.com, before the expiration date (currently scheduled to be 9:00 p.m., Pacific Time, on November 8, 2017). If we extend the expiration date, you may withdraw your election at any time by delivering a properly completed and signed withdrawal form by U.S. Mail or Federal Express (or similar delivery service) to the attention of Theresa Yu, Finance Director, at the address indicated in Question and Answer 3, or by e-mail (by PDF of similar imaged document file) to tyu@caredx.com, before the extended expiration date. You may change your mind as many times as you wish, but you will be bound by the last properly completed, signed, dated and submitted election and/or withdrawal we receive before the expiration date. The exception to this rule is that if we have not accepted your properly tendered awards by 9:00 p.m., Pacific Time, on December 8, 2017, you may withdraw your options at any time thereafter. (See “The Offer – Section 5”)

Q32.	Can I change my mind about which options I want to exchange?

A32.	Yes. You may change your mind after you have submitted an election and change the eligible option grants you elect to exchange at any time before the expiration date by delivering a new, properly completed and signed election form to add additional eligible options or a properly completed and signed withdrawal form to withdraw eligible options tendered, in each case via U.S. mail or Federal Express (or similar delivery service) to the attention of Theresa Yu, Finance Director, at the address indicated in Question and Answer 3, or by e-mail (by PDF or similar imaged document file) to tyu@caredx.com. If we extend the expiration date, you may change your election at any time before the extended expiration date. You may elect to exchange additional eligible option grants, fewer eligible option grants, all of your eligible option grants or none of your eligible option grants. You may change your mind as many times as you wish, but you will be bound by the last properly completed, signed, dated and submitted election or withdrawal we receive before the expiration date (currently scheduled to be 9:00 p.m., Pacific Time, on November 8, 2017). Please be sure that any completed and new election form you submit includes all the eligible option grants with respect to which you want to accept this offer and is clearly dated after your last-submitted election or withdrawal. (See “The Offer – Section 4”)

Q33.	How do I withdraw my election?

A33.	To withdraw some or all of the eligible option grants that you previously elected to exchange, you must deliver a valid withdrawal for some or all of the eligible option grants you wish to withdraw from the offer while you still have the right to withdraw the eligible option grants. You may withdraw your eligible option grants by delivering a properly completed and signed withdrawal form via U.S. Mail or Federal Express (or similar delivery service) to the attention of Theresa Yu, Finance Director, at the address indicated in Question and Answer 3 or by e-mail (by PDF or similar imaged document file) at tyu@caredx.com. Any withdrawals must be received via mail, delivery service or e-mail before the expiration date, currently scheduled to be 9:00 p.m., Pacific Time, on November 8, 2017. (See “The Offer – Section 5”)

Q34.	What if I withdraw my election and then decide again that I want to participate in this offer?

A34.	If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by delivering a new, properly completed and signed election via U.S. mail or Federal Express (or similar delivery service) to the attention of Theresa Yu, Finance Director, at the address indicated in Question and Answer 3 or by e-mail (by PDF or similar imaged document file) at tyu@caredx.com before the expiration date, currently scheduled to be 9:00 p.m., Pacific Time, on November 8, 2017, that is signed and dated after the date and time of your withdrawal. Any new election form you submit must include all of the eligible option grants with respect to which you want to accept this offer. (See “The Offer – Section 4” and “The Offer – Section 5”)

Q36.	Are you making any recommendation as to whether I should exchange my eligible options?

A36.	No. We are not making any recommendation as to whether you should accept this offer. We understand that the decision whether or not to exchange your eligible options in this offer will be a challenging one for many eligible option holders. Participating in the offer does carry risk (see “Risks of Participating in the Offer” beginning on page 18 for information regarding some of these risks), and there is no guarantee that you will receive greater value from your new options than from the eligible options you elect to exchange. As a result, you must make your own decision as to whether or not to participate in this offer and we encourage you to talk to your investment, tax and/or legal advisors about whether to participate in the offer. (See “The Offer – Section 3” and “The Offer – Section 19”)

Q37.	Who can I contact if I have questions about the offer, or if I need additional copies of the offer documents?

A37.	You should direct questions about this offer and requests for additional copies of this Offer to Exchange and the other offer documents to:

Theresa Yu, Finance Director

CareDx, Inc.

Phone: (415) 287-2392

E-mail: tyu@caredx.com

(See “The Offer – Section 10” and “The Offer – Section 17”)

RISKS OF PARTICIPATING IN THE OFFER

Participating in this offer involves a number of risks and uncertainties. The risks described below and under the heading entitled “Risk Factors” in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017, which is filed with the SEC and incorporated herein by reference, highlight some of the material risks of participating in this offer. You should carefully consider these risks and are encouraged to speak with investment, tax, and legal advisors as necessary before deciding whether or not to participate in the offer. In addition, we strongly urge you to read the sections in this Offer to Exchange discussing the tax consequences of participating in the offer, as well as the rest of this Offer to Exchange for a more in-depth discussion of the risks that may apply to you before deciding to participate in this offer.

In addition, this Offer to Exchange includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (referred to as the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (referred to as the “Exchange Act”). The words “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “predict,” “intend,” “could,” “should,” “would,” “project,” “plan,” “expect,” “seek,” “foresee,” “forecast,” or the negative of these words and similar expressions that convey uncertainty of future events or outcomes are intended to identify forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, risks, and uncertainties, including the risk factors set forth in this discussion and contained in our periodic and other reports filed with the SEC.

The following discussion should be read in conjunction with the summary financial information attached as Schedule B and incorporated herein by reference, as well as our financial statements and notes to our financial statements included on our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and any amendments to those reports filed with the SEC. We caution you not to place undue reliance on the forward-looking statements contained in this Offer to Exchange, which speak only as of the date hereof. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Risks Related to This Offer

If the price of our common stock increases after the date on which your exchanged options are cancelled, your cancelled options might have been worth more than the new options that you receive in exchange for them.

Because the exchange ratio of this offer is not one-for-one with respect to any eligible options, it is possible that, at some point in the future, your exchanged options would have been economically more valuable than the new options granted in exchange for them.

If we are acquired by or merge with another company, your exchanged options might be worth more than the new options that you receive in exchange for them.

A transaction involving CareDx, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, eligible option holders who elect to participate in the offer might receive less of a benefit from the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those eligible option holders who did not participate in this offer and retained their original options.

Furthermore, if another company acquires CareDx, that company, as part of the transaction or otherwise, may decide to terminate some or all employees and require directors of CareDx to resign before the completion of this offer. If your employment or eligible service with us terminates before your new options vest, you will not receive any value from your new options.

If you participate in the offer, but your employment terminates after the expiration date but before the new option grant date, your exchanged options will be cancelled and you will not receive any new options.

To receive a grant of new options, you must remain an employee of CareDx or any of its subsidiaries or a director of CareDx, as applicable, through the new option grant date, which will be next trading day of CareDx common stock following the expiration date and the cancellation date. If your employment or service, as applicable, terminates after the expiration date of the offer but prior to the new option grant date, your exchanged options will be cancelled and you will not receive new options.

Your new options will be entirely unvested as of the new option grant date and will vest upon CareDx’s achievement of prescribed performance goals. You may not exercise the new options until they vest and such vesting requires that you remain in the employment or eligible service of CareDx or any of its subsidiaries or parents on the relevant vesting date. If your employment or eligible service with CareDx or any of its subsidiaries or parents terminates for any or no reason, you will forfeit your unvested new options.

New options granted to you will be unvested as of the new option grant date and subject to a new vesting schedule. This is true even if your exchanged options are vested. Vesting requires CareDx to achieve certain performance goals and that your employment or eligible service with CareDx or any of its subsidiaries or parents continues through each vesting date. If you do not remain employed or in eligible service through the date your new options vest, you will not have the right to purchase the shares subject to those new options. Instead, your unvested new options generally will be cancelled immediately upon your termination.

The exercise price per share of the new options granted to you in the offer could be greater than the exercise price per share of the exchanged options.

The exercise price per share of the new options granted to you, which will be equal to the closing sale price of our common stock as quoted by NASDAQ on the new option grant date, will not be determined until such date. Accordingly, you will not be able to determine the exercise price of your new options at the time you tender your eligible options for exchange. The price of our common stock is volatile and our shares traded at a per share price ranging between $1.05 and $4.59 during the three months ended September 30, 2017. On October 6, 2017, the closing sale price of our common stock was $5.62 per share. The exercise price per share of your new options may be higher than the exercise price per share of the eligible options that you tender for exchange.

Note that you should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to participate in the offer.

The new options could become underwater after they are granted.

The new options will have an exercise price per share equal to the closing sale price of our common stock as quoted by NASDAQ on the new option grant date. If the trading price of our common stock decreases after the new option grant date, the exercise price of your new options will be greater than the trading price of our common stock, and you will not be able to realize any gain from the exercise of your new options. The trading price of our common stock has been volatile and there can be no assurances regarding the future price of our common stock or that the trading price of our common stock will increase after the new option grant date.

The exchange ratios used in the offer may not accurately reflect the value of your eligible options at the time of their exchange.

The calculation of the exchange ratios for the eligible options in the offer is based on the Black-Scholes option pricing model and relies on numerous assumptions. If a different method or different assumptions are used, or if the exchange ratios are calculated as of a different date, the exchange ratio for an eligible option grant may vary from the exchange ratio applicable to that particular eligible option grant in this offer. The valuation method that we used for establishing the exchange ratios is designed to estimate a fair value of options as of the date the exchange ratios were calculated and is not a prediction of the future value that might be realized through eligible options or new options.

You should be aware that option valuation is inherently difficult to estimate and imprecise. Although the Black-Scholes model is a standard and accepted model for determining the value of options, the utilization of different assumptions in the Black-Scholes option pricing model can produce significantly different results for the ultimate value of an option.

Moreover, even experts can disagree on the correct assumptions to use for any particular option valuation exercise. The assumptions we used for purposes of this offer may not be the same as those used by others and, therefore, our valuation of the eligible options and/or the exchange ratios may not be consistent with those obtained using other valuation techniques or input assumptions and may not reflect the actual value of these options.

Risks Related to Tax Effects

This offer currently is expected to remain open for 20 business days. However, if we extend the offer so that it remains open for 30 or more days, U.S. employees will be required to restart the measurement periods necessary to qualify incentive stock options for favorable tax treatment, even if they choose not to exchange such options in the offer.

Generally, your incentive stock option qualifies for favorable tax treatment if you hold the option for more than two years after the grant date and for more than one year after the date of exercise. We do not expect that the offer will affect the eligibility of any incentive stock options not tendered for exchange in the offer for favorable tax treatment under U.S. tax laws. Thus, if you do not tender your incentive stock option, the holding period will continue to be measured from your original grant date.

However, if the offer period lasts for 30 days or more, any eligible options that are incentive stock options that you have not exchanged in the offer may be deemed modified, and the holding period for such options will restart. As a result, in order to qualify for favorable tax treatment, you would not be able to sell or otherwise dispose of any shares received upon exercise of such options until more than two years from the date this offer commenced on October 12, 2017, and more than one year after the date you exercise such options, whichever date is later.

If you are a U.S. taxpayer, you and the Company may be subject to certain U.S. federal income tax obligations when you exercise your new options and when you sell the shares underlying your new options.

If you participate in the offer, you generally will not incur any immediate U.S. federal income tax at the time of the exchange as a result of either electing to retain your eligible options or electing to exchange your eligible options for new options. However, except in the case of an incentive stock option, you generally will have taxable ordinary income when you exercise your new options, at which time CareDx also will have a tax withholding obligation, which will be satisfied in the manner specified in the option agreement relating to your new options. Subject to certain exceptions, you will also have taxable capital gains when you sell the shares underlying the new options. Please see “The Offer – Section 14” for a reminder of the general tax consequences associated with options.

Please note that, depending on where you live, state income taxes may also apply to you, and CareDx may have tax withholding obligations with respect to such taxes. You should consult your own tax advisor to discuss these consequences to you in your particular circumstances.

If you are a tax resident of multiple countries, there may be tax and/or social security consequences of more than one country that apply to you.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that there might be tax and/or social security consequences of more than one country that may apply to you. You should consult your own tax advisor to discuss these consequences to you in your particular circumstances.

Risks Related to Our Business

You should carefully review the risk factors contained in our periodic and other reports filed with the SEC, including those in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, which is incorporated herein by reference, as well as the information provided in this Offer to Exchange document and the other materials that we have filed with the SEC, before making a decision on whether to tender your eligible options for exchange. You may access these filings electronically at the SEC’s website at www.sec.gov or the “Investors” page of our website at www.caredx.com. In addition, upon request we will provide you with a copy of any or all of the documents to which we have referred without charge. See “The Offer – Section 17” for more information regarding reports we filed with the SEC and how to obtain copies of or otherwise review these reports.

THE OFFER

Section 1.	Eligibility; expiration of offer.

Eligible Option Holders

You are an “eligible option holder” if you are an employee of CareDx or any of its subsidiaries or a member of the board of directors of CareDx, in each case, residing in the U.S., as of the start of this offer and you remain an employee of CareDx or any of its subsidiaries or a director of CareDx through the expiration of the offer. Our executive officers and directors are listed on Schedule A to this Offer to Exchange.

To receive a grant of new options, you must remain an employee of CareDx or any of its subsidiaries or a director of CareDx, as applicable, through the new option grant date. If your employment or eligible service terminates after the expiration date of the offer but prior to the new option grant date, your exchanged options will be cancelled and you will not receive new options following the cancellation of your tendered eligible options. If your employment terminates prior to the expiration date of the offer, you will keep your current eligible options and the options will vest and expire in accordance with their original terms. If we do not extend the offer, the new option grant date will be November 9, 2017. Except as provided by any employment or service agreement between you and CareDx, your employment or service with CareDx (or the CareDx subsidiary or parent employing you) will remain “at will” and can be terminated by you or CareDx (or the applicable subsidiary or parent) at any time, with or without cause or notice. For more information regarding the issuance of new options see Section 6.

Eligible Options

Subject to the terms and conditions of this offer, we will accept for exchange options to purchase shares of CareDx’s common stock that were granted under the 2008 Plan, have an exercise price greater than or equal to $12.00 per share, are held by eligible option holders, are outstanding as of the expiration date of the offer, and are properly tendered for exchange, and are not validly withdrawn, before the expiration date of the offer. In addition, we will not accept for exchange any eligible options that are “in-the-money” options (that is, eligible options that have an exercise price per share that is less than the closing price of our common stock on the expiration date). In order to be eligible, options must be outstanding (that is, are not previously exercised, expired or terminated) on the expiration date of the offer. For example, if a particular option grant expires during the offering period, that particular option grant is not eligible for exchange. Only employees and directors residing in the United States hold eligible options.

Participation in this offer is completely voluntary. You may decide which of your eligible option grants you wish to exchange. If you hold more than one eligible option grant, you may choose to exchange one or more of such eligible option grants without having to exchange all of your eligible option grants. We are not accepting partial tenders of individual option grants. If you elect to participate in this offer, you must exchange all of the shares subject to any particular eligible option grant that you choose to exchange. If you elect to participate in this offer with respect to any partially exercised eligible option grant, you must exchange the entire remaining portion of such eligible option grant.

For example, if you hold (1) an eligible option grant to purchase 1,000 shares, 500 of which have already been issued upon partial exercise of the option, (2) an eligible option grant to purchase 1,000 shares, and (3) an eligible option grant to purchase 3,000 shares, you may choose to exchange all three eligible option grants, or only two of the three eligible option grants, or only one of the three eligible option grants, or none at all. You may not elect to exchange a partial amount under any eligible option grant (such as an election to exchange only 150 shares of the remaining 500 shares under the first eligible option grant).

Unless otherwise required by applicable non-U.S. law, if you are an employee or director with an eligible option grant that is subject to a domestic relations order or notice of joinder (or comparable legal document as the result of the end or contemplated end of a marriage or domestic partnership) and a person who is not an employee of CareDx or any of its subsidiaries or a director of CareDx beneficially owns or has informed CareDx that he or she claims a portion of that eligible option grant, you may accept this offer with respect to the entire remaining outstanding portion of the eligible option grant if so directed by the beneficial owner as to his or her portion in accordance with the domestic relations order or comparable legal documents. We are not accepting partial tenders of eligible option grants. Therefore, you may not accept this offer with respect to a portion of an eligible option grant that is beneficially owned by you while rejecting it with respect to the portion beneficially owned or claimed to be beneficially owned by someone else, or vice versa. We will respect an election to exchange such eligible option grant pursuant to the offer that is made by you and accepted by us. However, we will not be responsible to you or the beneficial owner of the eligible option grant for any action taken by you with respect to such eligible option grant. By electing to exchange an eligible option grant you will be agreeing to indemnify us with respect to any claim by a third party that he or she is entitled to any rights with respect to the eligible option grant. Accordingly, you should consider carefully whether to make an election to exchange any eligible option grant that is not completely beneficially owned by you.

Expiration Date

The expiration date for this offer will be 9:00 p.m., Pacific Time, on November 8, 2017, unless we extend the offer. We may, in our discretion, extend the offer, in which event the expiration date will refer to the latest time and date at which the extended offer expires. See Section 15 for a description of our rights to extend, terminate and amend the offer.

Section 2.	Number of new options; terms of new options.

Number of new options

Subject to the terms of this offer and upon our acceptance of your properly tendered eligible options (except eligible options that are in-the-money options), your exchanged options will be cancelled and you will be granted new options. The offer is not a one-for-one exchange so if you properly tender eligible options and we accept them for exchange, you will receive new options that, once vested, will be exercisable for a lesser number of shares of our common stock, but which have approximately the same fair value as the exchanged options. The number of new options you receive will depend on the exercise price and grant date of your exchanged options. The number of eligible options that you must exchange to receive one new option is referred to as the “exchange ratio.”

Shortly before the commencement of the offer, an exchange ratio was established for each individual eligible option grant based on the fair value of the eligible options in such grant calculated using the Black-Scholes option pricing model. The calculation of fair value using the Black-Scholes option pricing model takes into account many variables, such as the volatility of our stock price, the exercise price and the expected term of a stock option. This means that if you have more than one eligible option grant, they may be subject to different exchange ratios. Setting the exchange ratios in this manner is intended to result in the issuance of new options that have a fair value approximately equal to the fair value of the eligible options that they replace. This is designed to eliminate additional compensation expense from the new options, other than compensation expense that might result from changes in our stock price or other variables after the exchange ratios have been established but before the time that new options are granted. If there is significant movement in our stock price or other Black-Scholes input variables after the exchange ratios are established, we may need to reset the ratios toward the end of the offer period to avoid generating significant incremental accounting expense in connection with the grant of new options.

The number of shares subject to a new option grant will be determined by a two-step process. First, with respect to each eligible option grant that is exchanged by a particular eligible option holder, the number of exchanged options will be converted into a number of new options based on the applicable exchange ratio, truncated to the nearest thousandth decimal place. Second, for that eligible option holder, the numbers of new options from the first step are aggregated and rounded down to the nearest whole number. However, in the event the aggregate number of new options is less than one new option, the minimum number of new options will be one. One new option is an option to purchase one share of Company common stock.

Example

An eligible option holder properly tenders for exchange 1,000 eligible options granted on March 31, 2014 and 200 eligible options granted on April 8, 2014, each with an exchange ratio of 1.639 exchanged options to one new option. The first step would be to convert the March 31, 2014 grant into 610.128 new options (1,000 divided by 1.639, truncated to three decimal places) and the April 8, 2014 grant into 122.025 new options (200 divided by 1.639, truncated to three decimal places). The second step would be to aggregate the number of new options from the first step and round down to the nearest whole number, resulting in the eligible option holder receiving 732 new options (610.128 + 122.025 = 732.153, rounded down to 732).

You will receive a personalized election form at your Company e-mail (or if you are a director, at the e-mail we have on file for you). Your personalized election form will include information about your eligible options, including your eligible option grants, the grant dates and per share exercise price of your eligible option grants, the number of shares of common stock subject to your eligible option grants as of November 8, 2017 (assuming you have not exercised any portion of your eligible option grants and remain an employee or director through that date), the number of shares scheduled to be vested for each of your eligible option grants as of November 8, 2017 (assuming you remain an employee or director through that date), whether your eligible options are incentive stock options or nonstatutory stock options and the exchange ratio applicable to each of your eligible option grants.

Terms of new options

General terms

All new options will be granted under the 2014 Plan and subject to the terms of the 2014 Plan and the option agreement adopted by the Company for use under the 2014 Plan. The 2014 Plan and our form of option agreement are incorporated by reference as an exhibit to the Schedule TO with which this Offer to Exchange has been filed and is available on the SEC website at www.sec.gov or the “Investors” page of our website at www.caredx.com. You may also request a copy of the 2014 Plan and the form of option agreement without charge by contacting Theresa Yu, Finance Director, by email at tyu@caredx.com or by telephone at (415) 287-2392.

The new options will have a term of seven (7) years from the new option grant date (subject to certain exceptions applicable to a 10% holder of the total combined voting power of all classes of stock of CareDx or any parent or subsidiary described below under the caption “Vesting and exercisability”), subject to earlier termination in connection with a termination of your employment or eligible service with CareDx or its subsidiaries as provided in the 2014 Plan. The new options will have an exercise price per share equal to the fair market value, as quoted by NASDAQ, of the Company’s common stock on the new option grant date (subject to certain exceptions applicable to a 10% holder of the total combined voting power of all classes of stock of CareDx or any parent or subsidiary described below under the caption “Exercise Price”).

2014 CareDx, Inc. Equity Incentive Plan

The following description summarizes the material terms of the 2014 Plan. Our statements in this Offer to Exchange concerning the 2014 Plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the 2014 Plan and the form of option agreement under the 2014 Plan.

The 2014 Plan permits the granting of options, stock appreciation rights, restricted stock, restricted stock units, performance units and performance shares to employees (including eligible officers), directors and certain consultants of CareDx and its subsidiaries, as well as any parent corporation of CareDx. The 2014 Plan is administered by the compensation committee of the CareDx board of directors. The board of directors and any committees authorized by the board of directors to administer the 2014 Plan are referred to collectively herein as the “Administrator.” Subject to the other provisions of the 2014 Plan and, in the case of a committee appointed by the board of directors subject to the specific duties delegated by the board of directors to such committee, the Administrator has the power to make all determinations deemed necessary or advisable for administering the 2014 Plan, including but not limited to the power to determine the terms, conditions and restrictions of the options granted, the service providers to whom awards may be granted, the number of shares subject to the options and the vesting criteria. The Administrator may at any time amend, alter, suspend, or terminate the 2014 Plan.

Exercise price

The exercise price of an option granted under the 2014 Plan generally is determined by the Administrator; provided, however, that the exercise price of an option will in no event be less than 100% of the fair market value of a share of our common stock on the date of grant (or 110% of the fair market value of a share of our common stock on the date of grant if such option is an incentive stock option and you are a 10% holder of the total combined voting power of all classes of stock of CareDx or any parent or subsidiary) except in limited circumstances pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Internal Revenue Code, as amended.

Vesting and exercisability

The vesting applicable to any option granted under the 2014 Plan generally is determined by the Administrator at the time an option is granted in accordance with the terms of the 2014 Plan. We expect the new option grant date will be November 9, 2017. The new options will be unvested at the grant date, regardless of whether the exchanged options were wholly or partially vested prior to the expiration date. Subject to the terms of any individual option agreement (which shall specify the vesting conditions and performance goals applicable to any new options), the new options are scheduled to vest in three equal installments based upon the Company’s achievement of certain performance goals as follows:

•	One third of the new options vest upon the Company’s determination, which has been reviewed by the Company’s independent registered public accounting firm, that the Company has achieved $10 million of total cumulative sales of AlloSure®, its proprietary next-generation sequencing-based test to detect donor-derived, cell-free DNA after transplantation, commencing after the completion of the offer;

•	One third of the new options vest upon the Company’s determination, which has been reviewed by the Company’s independent registered public accounting firm, that the Company has achieved quarterly revenues of at least $18.75 million for two consecutive fiscal quarters commencing after the completion of the offer; and

•	One third of the new options vest in the event the closing sales price of the Company’s common stock is at or above $5.00 per share, as quoted by NASDAQ, for 10 consecutive trading days commencing after the completion of the offer.

In addition, if an exchanged option is subject to accelerated vesting in certain circumstances (such as in connection with a qualifying termination) specified in an offer letter, employment agreement, management retention agreement or other agreement with the Company, the new option granted in exchange will be subject to the same accelerated vesting provisions.

In addition to any conditions specified in an individual option agreement, vesting of the shares subject to new options is subject to the following additional conditions:

•	Vesting of an option on any given vesting date is subject to your continued employment with or other eligible service (including service as a director) to CareDx or any of its subsidiaries or parents from the date such option is granted through that vesting date. If your employment with or other eligible service to CareDx or any of its subsidiaries or parents terminates before your new options vest, any unvested portion of your new options will expire without consideration therefor immediately upon your termination of employment or service.

•	New options shall not be subject to fractional vesting (such that a whole number of shares subject to the new options will vest on each vesting date). As a result, (i) the number of shares that vest on each vesting date, if any vesting date occurs, will be rounded down to the nearest whole number of shares that will vest on each vesting date and (ii) remaining fractional shares, if any, will be accumulated until the vesting date on which the sum of the accumulated fractional shares equals or exceeds one whole share and, if such vesting date occurs, will vest as an additional whole share on such vesting date, with any fractional shares remaining thereafter accumulated.

In addition to any conditions specified in an individual option agreement, any new options that vest will only remain exercisable until the earlier of (i) three (3) months after the termination of your employment with or other eligible service (including service as a director) to CareDx or any of its subsidiaries or parents, unless such termination is due to your death or disability (as defined in the 2014 Plan) in which case such vested options will be exercisable for twelve (12) months after such termination and (ii) seven (7) years from the date such new options are granted (or five (5) years from the date such new options are granted if such options are incentive stock options and you are a 10% holder of the total combined voting power of all classes of stock of CareDx or any parent or subsidiary). Your new options may be subject to earlier termination as provided in the 2014 Plan and as described below under the heading “Adjustments upon certain events—Events occurring after the new option grant date.”

Except as provided by any employment or service agreement between you and CareDx, your employment or service with CareDx (or the CareDx subsidiary or parent employing you) will remain “at will” and can be terminated by you or CareDx (or the applicable subsidiary or parent) at any time, with or without cause or notice.

Adjustments upon certain events

Events occurring before the expiration date / new option grant date. Although we are not anticipating a merger or acquisition prior to the expiration of the offer, if we merge or consolidate with or are acquired by another entity, prior to the expiration of the offer, you may choose to withdraw any options which you tendered for exchange and such options will be treated in accordance with the 2008 Plan and option agreement under which they were granted. Further, if CareDx is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case (i) your eligible options and your rights under them will remain intact and exercisable for the time period set forth in the 2008 Plan and your option agreement and (ii) you will receive no new options in exchange for them. If CareDx is acquired prior to the expiration of the offer but does not withdraw the offer, we will notify you of any material changes to the terms of the offer or the new options, including any adjustments to the exercise price and number of shares that will be subject to the new options. Under such circumstances, the type of security and the number of shares covered by your new options may be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. As a result of this adjustment, you may receive new options to purchase more or fewer shares of the acquiror’s common stock than the number of shares subject to the eligible options that you tendered for exchange or than the number you would have received pursuant to the new options if no acquisition had occurred.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, eligible option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those eligible option holders who did not participate in this offer and retained their original options.

Finally, if another company acquires CareDx, that company, as part of the transaction or otherwise, may decide to terminate some or all employees and require directors of CareDx to resign before the completion of this offer. Termination of your service for this or any other reason before the expiration date means that the tender of your eligible options will not be accepted, you will keep your tendered eligible options subject to their original terms, and you will not receive any new options or other benefit for your tendered options. Termination of your employment after the expiration date but before the new option grant date means that your tendered eligible options will be cancelled and you will not receive any new options or other benefit for your tendered eligible options.

Events occurring after the new option grant date. In the event that any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, exchange of shares or other securities of the Company or other change in the corporate structure of the Company affecting the shares of our common stock occurs, the Administrator, in order to prevent diminution or enlargement of the benefits (or the potential benefits) under the 2014 Plan, will adjust the number and class of shares which may be delivered under the 2014 Plan, and/or the number, class and price of shares subject to outstanding awards under the 2014 Plan and the numerical shares limits in the 2014 Plan.

In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify the option holder as soon as practicable prior to the effective date of the proposed transaction. To the extent not previously exercised, your outstanding options will terminate immediately before the consummation of the dissolution or liquidation.

In the event of a change in control (as defined in the 2014 Plan) of CareDx, new options granted under the 2014 Plan will be treated as the Administrator determines, including, without limitation, that (i) each option be assumed or substituted for by the successor corporation with appropriate adjustments as to the number and kind of shares and prices, (ii) upon written notice to you, your options will terminate upon or immediately prior to the consummation of such change in control, (iii) each option will vest and become exercisable, in whole or in part prior to or upon consummation of the change in control and, to the extent the Administrator determines, terminate upon or immediately prior to the effectiveness of such change in control, (iv) each option will terminate in exchange for an amount of cash and/or property equal to the amount that would have been attained upon the exercise of such option as of the date of the change in control (including, for the avoidance of doubt, that such option may be terminated without payment if the Administrator determines in good faith that no amount would have been attained), (v) each option will be replaced with other rights or property selected by the Administrator in its sole discretion, or (vi) each option shall be treated pursuant to any combination of the foregoing. In taking any of the actions permitted under the 2014 Plan upon a change in control, the Administrator will not be required to treat all new options similarly. If the successor corporation does not assume or substitute for outstanding options, then the option holder will fully vest in and have the right to exercise the shares subject to his or her outstanding options and the Administrator will notify the holder of the option that the vested portion of the option will be exercisable for a period of time determined by the Administrator, and the option will terminate upon expiration of such period.

Transferability of new options

Unless determined otherwise by the Administrator, options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws and descent or distribution and may be exercised, during the lifetime of the option holder, only by the option holder.

Registration and sale of shares underlying new options

All of CareDx’s shares of common stock issuable upon the exercise of new options have been registered under the Securities Act on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of CareDx for purposes of the Securities Act, you will be able to sell the shares issuable upon exercise of your new options free of any transfer restrictions under applicable U.S. securities laws, subject to our insider trading policy.

Section 3.	Purpose of the offer; additional considerations.

Equity awards, including stock options, are a critical component of our compensation philosophy, the focus of which is to increase long-term stockholder value. We believe stock options help us achieve this objective in several important ways: by aligning our employees’ and directors’ interests with those of our stockholders; by motivating employees’ performance toward our long-term success; and by encouraging our employees and directors to continue their service with us.

Due to a variety of factors, our stock price has declined since our initial public offering in July 2014. As of October 11, 2017, all of the eligible options were “underwater,” meaning the exercise price of each of those options was greater than our stock price. These stock options have become less effective incentives to retain and motivate our employees and directors, who may view their underwater options as having lesser value due to the difference between the per share exercise price and our current stock price. At the same time, the market for top talent remains extremely competitive. The failure to address the underwater option issue in the short to medium term could make it more difficult for us to retain our key employees and directors. By making this offer, we intend to provide eligible option holders with the opportunity to receive new options that have a greater incentive and retention value because such new options are more likely to provide a long-term return than the eligible options. We also believe that by revitalizing the incentive and retention value of certain of our outstanding stock options, we will better align the interests of eligible option holders with those of our stockholders.

The offer also will have the added benefit of reducing the number of options outstanding under our equity plans. Further, we are obligated to recognize compensation expense for all of our outstanding options even if they are underwater and are not providing their intended incentive and retention benefits. This is not an efficient use of our resources. Since the offer is structured to issue new options that have a fair value approximately equal to or less than the fair value of the exchanged options they replace, the amount of incremental compensation expense that we will recognize, including compensation expense that might result from fluctuations in our stock price after the exchange ratios were set (which occurred shortly before the offer commenced) but before the exchange actually occurs on the expiration date, is expected to be immaterial. As a result, we believe that the offer will allow us to realize real incentive and retention benefits from the new options issued.

Except as otherwise disclosed in this Offer to Exchange or in our SEC filings, we presently have no plans, proposals, or negotiations that relate to or would result in:

•	Any extraordinary transaction, such as a merger, reorganization or liquidation, involving CareDx or any of its subsidiaries;

•	Any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•	Any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or term of directors or to fill any existing board vacancies or to change any material term of any executive officer’s employment contract;

•	Any other material change in our corporate structure or business;

•	Our common stock being delisted from NASDAQ or not being authorized for quotation in an automated quotation system operated by a national securities association;

•	Our common stock becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	The suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	The acquisition by any person of an additional amount of our securities or the disposition by any person of an amount of our securities; or

•	Any material change in our certificate of incorporation or bylaws or other governing instruments, or any other actions that may impede the acquisition of control of us by any person.

In the ordinary course of business, CareDx makes changes in the composition and structure of its board of directors and/or management, and to its plans, policies and procedures. CareDx expects that it will continue to make changes in this regard.

NEITHER THE COMPANY NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE, OR REFRAIN FROM PARTICIPATING, IN THIS OFFER, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE AND THE RELATED FORMS AND CONSULT YOUR INVESTMENT, TAX AND LEGAL ADVISORS. YOU MUST MAKE YOUR OWN DECISION ABOUT WHETHER OR NOT TO PARTICIPATE IN THIS OFFER.

Section 4.	Procedures for tendering eligible options.

If you choose to participate in the offer, you must properly complete and sign the accompanying election form and deliver the properly completed and signed document to us so that we receive it before the offer expires, currently scheduled to be 9:00 p.m., Pacific Time, on November 8, 2017 (or such later date as may apply if the offer is extended), by one of the following means:

By U.S. Mail or Federal Express (or similar delivery service)

To: Theresa Yu, Finance Director

CareDx, Inc.

3260 Bayshore Boulevard

Brisbane, California 90045

(415) 287-2392

By E-mail (By PDF or similar imaged document file)

To: tyu@caredx.com

The election form must be signed by the eligible option holder who tendered the eligible options exactly as the eligible holder’s name appears on the option agreement relating to the relevant eligible option grant. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signatory’s full title must be identified on the election form and proper evidence of such person’s authority to act in such capacity must be provided with the election form. You do not need to return your option agreements relating to any tendered eligible options, as they will be automatically cancelled if we accept your eligible options for exchange.

Your eligible options will not be considered tendered until we receive the properly completed and signed election form and any documents required by the election form. We must receive your properly completed and signed election form before the offer expires, currently scheduled to be 9:00 p.m., Pacific Time, on November 8, 2017 (or such later date as may apply if the expiration date is extended). If you miss this deadline or submit an election form that is not properly completed and signed as of the deadline, you will not be permitted to participate in the offer.

We will accept delivery of the signed election form (and any documents required by the election form) at the address and email set forth above. The method of delivery is at your own option and risk. You are responsible for making sure that the election form (and any documents required by the election form) are delivered to the person indicated above before the expiration date. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your election form before the offer expires, currently scheduled to be 9:00 p.m., Pacific Time, on November 8, 2017 (or such later date as may apply if the expiration date is extended).

If you participate in this offer, you can decide which of your eligible option grants you wish to exchange. Please note that if you elect to exchange an eligible option grant in this offer, you must elect to exchange all eligible shares that are a part of the same eligible option grant. If you hold more than one eligible option grant, however, you may choose to exchange one or more of your eligible option grants without having to exchange all of your eligible option grants. You will receive a personalized election form at your Company e-mail (or if you are a director, at the e-mail address we have on file for you). Your personalized election form will include information about your eligible options, including your eligible option grants, the grant dates and per share exercise price of your eligible option grants, the number of shares of common stock subject to your eligible option grants as of November 8, 2017 (assuming you have not exercised any portion of your eligible option grants and remain an employee or director through that date), the number of shares scheduled to be vested for each of your eligible option grants as of November 8, 2017 (assuming you remain an employee or director through that date), whether your eligible options are incentive stock options or nonstatutory stock options, and the exchange ratio applicable to each of your eligible option grants.

Your election to participate becomes irrevocable after 9:00 p.m., Pacific Time, on November 8, 2017 unless the offer is extended past that time, in which case your election will become irrevocable after the new expiration date. The exception to this rule is that if we have not accepted your properly tendered eligible options by 9:00 p.m., Pacific Time, on December 8, 2017, you may withdraw your options at any time thereafter. You may change your mind after you have submitted an election and withdraw from the offer at any time before the expiration date, as described in Section 5. You may change your mind as many times as you wish, but you will be bound by the last properly completed, signed, dated and submitted election and/or withdrawal we receive before the expiration date.

You also may change your mind about which of your eligible option grants you wish to have exchanged at any time before the expiration date by delivering a new, properly completed and signed election form to add additional eligible options or a properly completed and signed withdrawal form to withdraw eligible options tendered, in each case via U.S. mail or Federal Express (or similar delivery service) to the attention of Theresa Yu, Finance Director, at the address indicated above, or by e-mail (by PDF or similar imaged document file) to tyu@caredx.com. If we extend the expiration date, you may change your election at any time before the extended expiration date. You may elect to exchange additional eligible option grants, fewer eligible option grants, all of your eligible option grants or none of your eligible option grants. You may change your mind as many times as you wish, but you will be bound by the last properly completed, signed, dated and submitted election or withdrawal we receive before the expiration date (currently scheduled to be 9:00 p.m., Pacific Time, on November 8, 2017). Please be sure that any completed and new election form you submit includes all the eligible option grants with respect to which you want to accept this offer and is clearly dated after your last-submitted election or withdrawal. If, instead, you wish to withdraw some or all of the eligible options you elected for exchange, you may do so at any time before the expiration date by following the procedures described in Section 5.

The delivery of all documents, including election forms and withdrawal forms, is at your risk. Delivery will be deemed made only when actually received by CareDx pursuant to one of the methods of delivery described above. In all cases, you should allow sufficient time to ensure timely delivery. We intend to confirm the receipt of your election form and/or any withdrawal form within two (2) business days. Please note that if you submit an election form or withdrawal form that is received by us within the last two (2) business days prior to the expiration date, time constraints may prevent us from providing a confirmation by e-mail prior to the expiration of the offer. If you have not received a confirmation, it is your responsibility to confirm that we received your election form and/or any withdrawal form. Only election forms and withdrawal forms that are properly completed and signed and actually received by us at the address or e-mail address set forth above by the expiration date will be accepted. Election forms and withdrawal forms submitted by any other means, including hand delivery, interoffice mail, text message or facsimile, are not permitted.

This is a one-time offer, and we will strictly enforce the offering period, subject only to any extension that we may implement pursuant to the terms of the offer. We reserve the right to reject any eligible options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered eligible options (except eligible options that are in-the-money options) promptly after the expiration of this offer.

Our receipt of your election form is not by itself an acceptance of your options for exchange. For purposes of this offer, we will be deemed to have accepted options for exchange (except eligible options that are in-the-money options) that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the eligible option holders generally of our acceptance of eligible options for exchange. We may issue this notice of acceptance by press release, e-mail or other form of communication. Options accepted for exchange will be cancelled on the cancellation date, which we presently expect will be November 8, 2017.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance of any election forms and withdrawal forms and acceptance of any eligible options for exchange. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any election or any eligible options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered eligible options that are not validly withdrawn (except eligible options that are in-the-money options), subject to the terms of this offer. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular eligible options or for any particular eligible option holder, provided that if we grant any such waiver, it will be granted with respect to all eligible option holders and tendered eligible options. No tender of eligible options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering eligible option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the offering period, subject only to any extension that we may implement in our discretion.

Our acceptance constitutes an agreement.

Your election to exchange eligible options through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your eligible options for exchange will constitute a binding agreement between CareDx and you upon the terms and subject to the conditions of this offer.

Section 5.	Withdrawal rights and change of election.

You may withdraw some or all of the eligible options that you previously elected to exchange only in accordance with the provisions of this section.

You may withdraw some or all of the options that you previously elected to exchange at any time before the expiration of the offer, which is expected to occur at 9:00 p.m., Pacific Time, on November 8, 2017. If we extend the offer, you may withdraw your options at any time until the extended expiration date.

In addition, although we intend to accept all validly tendered eligible options promptly after the expiration date, if we have not accepted your options by 9:00 p.m., Pacific Time, on December 8, 2017, you may withdraw your tendered options at any time thereafter.

To withdraw some or all of the eligible options that you previously elected to exchange, you must deliver a valid withdrawal form for some or all of the eligible option grants you wish to withdraw from the offer while you still have the right to withdraw the options. You may withdraw your eligible options by delivering a properly completed and signed withdrawal form via U.S. Mail or Federal Express (or similar delivery service) to the attention of Theresa Yu, Finance Director, at the address indicated in Section 4 or by e-mail (by PDF or similar imaged document file) at tyu@caredx.com. Any withdrawals must be received via mail, delivery service or e-mail before the expiration date, currently scheduled to be 9:00 p.m., Pacific Time, on November 8, 2017.

You may change your mind as many times as you wish, but you will be bound by the last properly completed, signed, dated and submitted election form and/or withdrawal form we receive before the expiration date. Any eligible option grants that you do not withdraw will be bound pursuant to your immediately prior valid election form.

If you withdraw some or all of your eligible options, you may elect to exchange the withdrawn options again at any time before the expiration date. All eligible options that you withdraw will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange such eligible options before the expiration date. To re-elect to exchange some or all of your eligible options, you must submit a new election form to CareDx before the expiration date by following the procedures described in Section 4. This new election form must be properly completed, signed and dated after your original election form and after your withdrawal form and must list all eligible option grants you wish to exchange. Any prior election will be disregarded.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any withdrawal form or any new election form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawal forms and new election forms. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

The delivery of all documents, including election forms and withdrawal forms, is at your risk. Delivery will be deemed made only when actually received by CareDx pursuant to one of the methods of delivery described in Section 4 above. In all cases, you should allow sufficient time to ensure timely delivery. We intend to confirm the receipt of your election form and/or any withdrawal form within two (2) business days. Please note that if you submit an election form or withdrawal form that is received by us within the last two (2) business days prior to the expiration date, time constraints may prevent us from providing a confirmation by e-mail prior to the expiration of the offer. If you have not received a confirmation, it is your responsibility to confirm that we received your election form and/or any withdrawal form. Only election forms and withdrawal forms that are properly completed and signed and actually received by us at the address or e-mail address set forth in Section 4 above by the expiration date will be accepted. Election forms and withdrawal forms submitted by any other means, including hand delivery, interoffice mail, text message or facsimile, are not permitted.

Section 6.	Acceptance of options for exchange; issuance of new options.

Upon the terms and conditions of this offer and promptly following the expiration date, we will accept for exchange and cancel all eligible options properly tendered and not validly withdrawn before the expiration date that are not in-the-money options. Once the eligible options are cancelled, you no longer will have any rights with respect to those eligible options. Subject to the terms and conditions of this offer, if your eligible options are properly tendered by you for exchange and accepted by us, these eligible options will be cancelled as of the cancellation date, which we anticipate to be November 8, 2017.

Subject to our rights to terminate the offer, discussed in Section 15, we will accept promptly after the expiration date all properly tendered eligible options, except those that are in-the-money options, that are not validly withdrawn. We reserve the right to reject any election or any eligible options tendered for exchange that we determine are not in an appropriate form or that we determine are unlawful to accept. We will give oral or written notice to the eligible option holders generally of our acceptance for exchange of the eligible options. This notice may be made by press release, e-mail or other method of communication.

We will grant the new options on the new option grant date, which is the next trading day of our common stock following the cancellation date. We expect the new option grant date to be November 9, 2017. All new options will be granted under the 2014 Plan and will be subject to an option agreement between you and CareDx. The number of shares subject to the new options will be determined as described in Section 2. As soon as reasonably practical after the expiration date, we will send you your new option agreement. You may exercise the new options for shares of our common stock when and if your new options vest, in accordance with the vesting schedule described in Section 2.

Eligible options that we do not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price and current vesting schedule.

Section 7.	Conditions of the offer.

Notwithstanding any other provision of this offer, we will not be required to accept any eligible options tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any eligible options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

•	There has been threatened in writing or instituted or is pending any action, proceeding or litigation that directly or indirectly challenges the making of the offer, the exchange of some or all of the eligible options tendered for exchange or otherwise relating in any manner, to the offer;

•	Any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction has been proposed, enacted, enforced or deemed applicable to the offer, any of which might (i) make it illegal for us to accept some or all of the tendered eligible options for exchange or otherwise restrict or prohibit consummation of the offer, (ii) restrain, prohibit or delay completion of the offer or availability to accept tendered eligible grants for exchange or (iii) impair the contemplated benefits of the offer to us (see Section 3 for a description of the contemplated benefits of the offer to us);

•	There has occurred:

•	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States,

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

•	the commencement, continuation, or escalation of a war or other national or international calamity directly or indirectly involving the United States, which reasonably could be expected to affect materially or adversely, or to delay materially, the completion of the offer,

•	if any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the offer, or

•	in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average, the NASDAQ Composite Index or the Standard & Poor’s 500 Index from the date of commencement of the offer;

•	A tender or exchange offer, other than this offer by us, for some or all of our shares of capital stock, or a merger, acquisition or other business combination proposal involving us, has been proposed, announced or made by another person or entity or has been disclosed publicly or we have learned that:

•	any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer,

•	any such person, entity or group which had publicly disclosed such ownership prior to such date has acquired or will acquire additional common stock constituting more than 1% of our outstanding shares, or

•	any new group has been formed that beneficially owns more than 5% of our outstanding common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with such acceptance for exchange of eligible options;

•	There has occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer (as described in Section 12);

•	Any event or events occur that have resulted or are reasonably likely to result, in our reasonable judgment, in a material adverse change in our business, financial condition, assets, income, operations, prospects or stock ownership; or

•	Any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 for a description of the contemplated benefits of the offer to us).

If any of the above events occur, we may:

•	Terminate the offer and promptly return all tendered eligible options to tendering holders;

•	Complete and/or extend the offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended expiration date;

•	Amend the terms of the offer, subject to compliance with applicable laws; or

•	Waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the offer is open, complete the offer.

The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

Section 8.	Price range of shares underlying the options.

The CareDx common stock that underlies your awards is traded on the NASDAQ Global Market under the symbol “CDNA.” The following table shows, for the periods indicated, the high and low sales price per share of our common stock as reported by the NASDAQ Global Market.

	High	Low
Fiscal Year Ending December 31, 2017
4th Quarter (through October 6, 2017)	$6.69	$3.65
3rd Quarter	$4.59	$1.05
2nd Quarter	$1.66	$0.76
1st Quarter	$2.90	$1.35

Fiscal Year Ended December 31, 2016
4th Quarter	$4.08	$2.50
3rd Quarter	$5.06	$3.28
2nd Quarter	$6.08	$4.01
1st Quarter	$6.84	$4.07

Fiscal Year Ended December 31, 2015
4th Quarter	$6.87	$3.85
3rd Quarter	$8.00	$3.70
2nd Quarter	$7.10	$4.60
1st Quarter	$7.66	$5.35

On October 6, 2017, the last reported sale price of our common stock, as reported by the NASDAQ Global Market, was $5.62 per share.

You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to participate in this offer.

Section 9.	Source and amount of consideration.

The new options issued in exchange for eligible options will be issued under the 2014 Plan. See Section 2 for a summary of the terms of the new options. As of October 11, 2017, eligible options to purchase approximately 301,136 shares of our common stock were outstanding and held by eligible option holders. The offer is not a one-for-one exchange. Eligible option holders exchanging eligible options will receive fewer new options. The new options will be unvested at grant and once vested, will be exercisable for a lesser number of shares of common stock, but which have approximately the same fair value as the exchanged options.

Section 10.	Information concerning CareDx.

Our principal executive offices are located at 3260 Bayshore Boulevard, Brisbane, CA 94005, and our telephone number is (415) 287-2300. Questions regarding this offer should be directed to:

Theresa Yu, Finance Director

CareDx, Inc.

Phone: (415) 287-2392

E-mail: tyu@caredx.com

We are a global transplant diagnostics company with product offerings along the pre- and post-transplant continuum. We focus on discovery, development and commercialization of clinically differentiated, high-value diagnostic surveillance solutions for transplant patients. Our first commercialized post-transplant testing solution, the AlloMap heart transplant molecular test, or AlloMap, is a gene expression testing service that helps clinicians monitor and identify heart transplant recipients with stable graft function who have a low probability of moderate-to-severe acute cellular rejection. Since 2008, we have sought to expand the adoption and utilization of our AlloMap solution through ongoing studies to substantiate the clinical utility and actionability of AlloMap, secure positive reimbursement decisions for AlloMap from large private and public payers, develop and enhance our relationships with key members of the transplant community, including opinion leaders at major transplant centers, and explore opportunities and technologies for the development of additional solutions for post-transplant surveillance. We believe the use of AlloMap, in conjunction with other clinical indicators, can help healthcare providers and their patients better manage long-term care following a heart transplant. In particular, we believe AlloMap can improve patient care by helping healthcare providers avoid the use of unnecessary, invasive surveillance biopsies and determine the appropriate dosage levels of immunosuppressants. AlloMap has received 510(k) clearance from the U.S. Food and Drug Administration, or FDA, for marketing and sale as a test to aid in the identification of recipients with a low probability of moderate or severe acute cellular rejection. We are also pursuing the development of additional products for transplant monitoring using a variety of technologies, including AlloSure, our proprietary next-generation sequencing-based test to detect donor derived cell-free DNA, or dd-cfDNA, after transplantation.

We had a book value per share of approximately $0.56 on June 30, 2017 (calculated using the book value of equity of $11,986,000 as of June 30, 2017, divided by 21,421,016 outstanding shares of our common stock as of June 30, 2017).

Section 11.	Interests of directors and executive officers; transactions and arrangements concerning the options.

A list of our current directors and executive officers is attached to this Offer to Exchange as Schedule A.

The following table shows the number of shares of common stock subject to eligible options held as of September 30, 2017 by our current executive officers and directors who are eligible to participate in the offer.

Name	Position	Number of Common Shares Subject to Eligible Options	Weighted Average Exercise Price of the Eligible Options
George W. Bickerstaff, III	Director	10,948	$12.40
Fred E. Cohen	Director	10,948	$12.40
Michael D. Goldberg	Director, Chairman of the Board	61,386	$12.40
Peter Maag	President, Chief Executive Officer, and Director	113,868	$12.40
Mitchell J. Nelles, Ph.D.	Chief Operating Officer	14,597	$12.40
Ralph Snyderman	Director	10,948	$12.40
James P. Yee, MD, Ph.D.	Chief Medical Officer	21,897	$12.40

Because participation in the offer is voluntary and the exchange ratios were determined shortly before commencement of the offer, the benefits or amounts that will be received by any eligible option holders are not currently determinable.

As of September 30, 2017, our executive officers and directors (eleven (11) persons) as a group held outstanding and unexercised options (vested and unvested) to purchase a total of 1,443,738 of our shares of common stock, which represented approximately 72.46% of the shares subject to all options outstanding under our equity plans as of that date.

The following table sets forth the beneficial ownership of each of our current executive officers and directors of options (vested and unvested) under all of our equity plans outstanding as of September 30, 2017. The percentages in the tables below are based on the total number of options to purchase our common stock outstanding under our equity plans (i.e., whether or not eligible for exchange), which was 1,992,559 as of September 30, 2017.

Name	Position	Number of Options Outstanding	Percentage of Total Outstanding Options
Michael Bell	Chief Financial Officer	50,000	2.51%
George W. Bickerstaff, III	Director	51,458	2.58%
Fred E. Cohen	Director	51,458	2.58%
Michael D. Goldberg	Director, Chairman of the Board	166,421	8.35%
William A. Hagstrom	Director	46,203	2.32%
Anders Karlsson	Chief International Business Officer	27,000	1.36%
Peter Maag	President, Chief Executive Officer, and Director	532,556	26.73%
Mitchell J. Nelles, Ph.D.	Chief Operating Officer	134,194	6.73%
John J. Sninsky, Ph.D.	Chief Scientific Officer	145,000	7.28%
Ralph Snyderman	Director	66,056	3.32%
James P. Yee, MD, Ph.D.	Chief Medical Officer	173,392	8.70%

Neither we nor, to the best of our knowledge, any of our directors, executive officers or affiliates were engaged in transactions involving any of the eligible options during the sixty (60) days prior to and including October 11, 2017.

Except as otherwise described in the Offer to Exchange or in our filings with the SEC, and other than outstanding stock options and other stock awards granted from time to time to our executive officers and directors under our equity plans, neither we nor, to the best of our knowledge, any of our executive officers or directors is a party to any agreement, arrangement or understanding with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Section 12.	Status of options acquired by us in the offer; accounting consequences of the offer.

Options that we acquire through the offer will be cancelled and the net surrendered shares under the offer will be returned to the pool of shares available for grants of new awards under the 2014 Plan and will be available to be reissued under the 2014 Plan.

We account for share-based payments in accordance with Financial Accounting Standards Board, or “FASB,” Accounting Standards Codification, or “ASC,” Topic 718, or “FASB ASC 718.” Under FASB ASC 718, to the extent the fair value of the new options granted pursuant to the offer exceeds the fair value of the exchanged options, such excess is considered incremental compensation. This excess, in addition to any remaining unrecognized expense for the exchanged options, will be recognized by us as an expense for compensation.

This expense will be recognized ratably over the vesting period of the new options in accordance with the requirements of FASB ASC 718. In the event that any of the new options are forfeited prior to their vesting due to termination of an option holder’s employment or eligible service, any incremental compensation expense of the forfeited new options will not be recognized.

Since the offer is structured to issue new options that have a fair value approximately equal to or less than the fair value of the exchanged options they replace, the Company does not expect the amount of incremental compensation expense recognized, including compensation expense that might result from fluctuations in our stock price after the exchange ratios were set (which occurred shortly before the offer commenced) but before the exchange actually occurs on the cancellation date, to be material. As a result, the offer will allow the Company to realize real incentive and retention benefits from the new options issued without recognizing a material amount of incremental compensation expense. If we granted the same number of new options as the number of exchanged options, the Company would need to recognize significant additional compensation expense for the new options.

Section 13.	Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be affected adversely by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any NASDAQ listing requirements that would be required for the acquisition or ownership of our options as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered eligible options for exchange and to issue new options for eligible options properly tendered for exchange is subject to the conditions described in Section 7.

If we are prohibited by applicable laws or regulations from granting new options on the new option grant date, we will not grant any new options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited on the new option grant date we will not grant any new options, and you will not receive any other benefit for the eligible options you tendered and your eligible options will not be accepted for exchange.

Section 14.	Material U.S. federal income tax consequences.

The following is a summary of the material U.S. federal income tax consequences of the exchange of options for new options pursuant to the offer for eligible option holders subject to U.S. federal income tax. This discussion is based on the United States Internal Revenue Code of 1986, as amended, referred to as the “Code,” its legislative history, treasury regulations promulgated thereunder, and administrative and judicial interpretations as of the date of this Offer to Exchange, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, including the application of the alternative minimum tax and the Medicare tax on net investment income, nor is it intended to be applicable in all respects to all categories of option holders. If you are subject to the tax laws of another country (even if you are also a citizen or a resident of the United States), or if you change your residence or citizenship after the new options are granted to you, you should be aware that there might be other tax and social security consequences that may apply to you.

We strongly recommend that you consult your tax advisor with respect to the federal, state, local, non-U.S. and any other tax consequences of your participation in this offer, as the tax consequences to you are dependent on your specific individual tax situation.

Eligible option holders who exchange eligible options for new options pursuant to this offer generally will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. However, see the discussion below under the heading “Incentive Stock Options” for information concerning the possibility that, even if you elect not to participate in the offer, your incentive stock options may be affected.

For U.S. tax purposes, new options that are issued in exchange for eligible options that were incentive stock options will also be incentive stock options, unless federal tax rules limit this characterization, and new options that are issued in exchange for eligible options that were nonstatutory stock options will also be nonstatutory stock options.

Incentive Stock Options

Under current law, you generally will not realize any taxable income upon the grant of an incentive stock option or upon the exercise of an incentive stock option. Rather, you will be taxed for U.S. federal income tax purposes at the time you dispose of the shares acquired upon exercise of the incentive stock option.

If the date upon which you dispose of the shares subject to an incentive stock option is more than two years from the date on which the incentive stock option was granted, referred to as the “2-year holding period,” and more than one year from the date on which you exercised the option, referred to as the “1-year holding period,” then your entire gain or loss on disposition is characterized as long-term capital gain or loss, rather than as ordinary income. However, if a disposition does not meet these holding period requirements, referred to as a “disqualifying disposition,” then a portion of your gain from such disposition will be characterized as ordinary income and a portion may be short-term capital gain if the 1-year holding period has not been satisfied. The portion of the gain that is characterized as ordinary income will be equal to the lesser of (a) the excess of the fair market value of the shares on the date of exercise over the exercise price of the option and (b) the excess of the sales price over the exercise price of the option. This deferral of the recognition of tax until the time of sale of the shares, as well as the possible treatment of the “spread” as long-term capital gain, are the principal advantages of your options being treated as incentive stock options.

If you choose not to participate in the offer, we believe that you will not be subject to current U.S. federal income tax. We currently anticipate that the offer will not remain open for 30 days or more. However, the terms of the offer allow us to extend the expiration date (currently scheduled to be 9:00 p.m. Pacific Time, on November 8, 2017) at our discretion which could result in the offer being open for 30 or more days. If you elect not to participate in the offer, in certain circumstances your existing options may be subject to unfavorable tax consequences. Should the offer remain open for 30 days or more and you choose not to participate in the offer, you may be deemed to have a “modified option” pursuant to certain provisions of the Code. Such modified option will contain all of the prior terms of the existing option, except that the first day of the offer will be deemed to be the date of the grant of the option for purposes of determining whether the holding periods described above are satisfied. As a result, in order for you to receive favorable tax treatment with respect to any such incentive stock option, you must not dispose of any shares acquired with respect to the incentive stock option until the passage of more than two years from the date this offer commenced (i.e., the date of the deemed modification) and more than one year after the exercise of the option. If these holding periods (and all other incentive stock option requirements) are met, then under current law, the excess of the sale price of the shares over the exercise price of the option will be treated as long-term capital gains.

Nonstatutory stock options.

Under current law, you generally will not realize taxable income upon the grant or vesting of a nonstatutory stock option. However, when you exercise a nonstatutory stock option, you generally will have ordinary income to the extent the fair market value of the shares on the date of exercise is greater than the exercise price you pay. If the exercise price of a nonstatutory stock option is paid in shares of common stock or a combination of cash and shares of common stock, the excess of the value (on the date of exercise) of the shares of common stock purchased over the fair market value of the shares surrendered, less any cash paid upon exercise, generally will be ordinary income taxable to you. Your holding period for the shares acquired through exercise of the option will begin on the date of exercise. Your tax basis for any shares acquired through exercise of the option will equal the exercise price you paid plus any income recognized upon the exercise of the option.

Upon the disposition of shares acquired through exercise of a nonstatutory stock option, you generally will recognize capital gain or loss in an amount equal to the difference between the sale price of the shares and your tax basis in such shares. Such capital gain or loss will be long-term capital gain or loss if you have held the shares for more than one year prior to the date of the sale, and will be short-term capital gain or loss if you held such shares for less than one year.

Tax consequences to the Company.

The grant of a stock option by us will have no tax consequences to us. Subject to certain requirements under the Code and certain reporting requirements, we generally will be entitled to a deduction upon your exercise of a nonstatutory stock option or upon a disqualifying disposition of an incentive stock option in an amount equal to the ordinary income attributable to you.

We recommend that you consult your own investment and tax advisor with respect to the federal, state, local and non-U.S. tax consequences of participating in the offer.

In addition, if you are a resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. Also, if you were granted eligible options while a resident or taxpayer in one country but are a resident of or taxpayer in another country when the new options are granted to you pursuant to the offer, you may be subject to tax not only in the new country, but also in the original country (e.g., if the original country views the new options as a replacement grant). We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.

Section 15.	Extension of offer; termination; amendment.

We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any eligible options. If we elect to extend the period of time during which this offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the expiration date, we also will extend your right to withdraw tenders of eligible options until such extended expiration date. In the case of an extension, we will issue a press release or send you an e-mail or other form of communication no later than 6:00 a.m., Pacific Time, on the next business day after the previously scheduled expiration date.

We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any eligible options elected to be exchanged if any of the events listed in Section 7 occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination, or as otherwise permitted by applicable law. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 7 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to eligible option holders or by decreasing or increasing the number of options being sought in this offer. As a reminder, if a particular option grant expires after commencement, but before cancellation under the offer, that particular option grant is not eligible for exchange. Therefore, if we extend the offer for any reason and if a particular option grant that was tendered before the originally scheduled expiration of the offer expires after such originally scheduled expiration date but before the actual cancellation date under the extended offer, that option grant would not be eligible for exchange.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in the amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least ten (10) business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we promptly will disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer’s period so that at least five (5) business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

Section 16.	Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer. You will be responsible for any expenses incurred by you in connection with your election to participate in the offer, including, but not limited to, mailing, faxing and telephone expenses, as well as any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with the offer.

Section 17.	Additional information.

This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

1.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on April 21, 2017;

2.	Our amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2016, filed with the SEC on May 1, 2017;

3.	Our Definitive Proxy Statement on Schedule 14A for our 2017 Annual Meeting of Stockholders, filed with the SEC on May 30, 2017;

4.	Our Quarterly Reports on Form 10-Q for our fiscal quarters ended on March 31, 2017 and June 30, 2017, filed with the SEC on June 9, 2017 and August 11, 2017, respectively;

5.	Our Current Reports on Form 8-K filed with the SEC (except to the extent that the information contained therein, including the related exhibits, is furnished and not filed with the SEC) on (i) January 23, 2017, filed at 8:49 a.m. Eastern Time, (ii) January 23, 2017, filed at 8:56 a.m. Eastern Time (other than information furnished under Item 7.01 therein), (iii) March 15, 2017, (iv) April 21, 2017, filed at 3:14 p.m. Eastern Time (other than information furnished under Item 7.01 or Item 9.01 therein), (v) May 22, 2017 (other than information furnished under Item 7.01 or Item 9.01 therein), (vi) July 3, 2017 (other than information furnished under Item 2.02, Item 7.01 or Item 9.01 therein), (vii) July 14, 2017, (viii) October 5, 2017, and (ix) October 10, 2017; and

6.	The description of our common stock contained in our Registration Statement on Form 8-A (file No. 001-36536) filed with the SEC on July 11, 2014, including any amendments or reports filed thereafter for the purpose of updating such description.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the expiration date (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) shall be deemed to be incorporated by reference in this Offer to Exchange and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offer to Exchange to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Exchange.

These filings, our other annual, quarterly, and current reports, our proxy statements, and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public on the SEC’s Internet site at www.sec.gov or and are available on our corporate website at www.caredx.com under the heading “Investors”. Information contained on, or that can be accessed through, our website is not part of this Offer to Exchange, and you should not consider information on our website to be part of this Offer to Exchange unless specifically incorporated by reference.

Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by requesting them in writing or by telephone at the following address:

CareDx, Inc.

3260 Bayshore Boulevard

Brisbane, California 94005

Attn: Investor Relations

Telephone: (415) 287-2300

The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

As you read these documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

Section 18.	Financial statements.

The financial information, including the financial statements and notes thereto, included in Part II, Item 8, of our Annual Report on Form 10-K, for the fiscal year ended December 31, 2016, and Part I, Item 1, of our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2017, as amended, are incorporated herein by reference. Attached as Schedule B to this Offer to Exchange is a summary of our financial information from our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and from our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017. You can review this financial information by accessing our public filings with the SEC by following the instructions in Section 17.

Section 19.	Miscellaneous.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Exchange and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation, or information as having been authorized by us.

CareDx, Inc.

October 12, 2017

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS

AND DIRECTORS OF CAREDX, INC.

The directors and executive officers of CareDx, Inc. as of October 12, 2017 are set forth in the following table:

Name	Position and Offices Held
Michael Bell	Chief Financial Officer
George W. Bickerstaff, III	Director
Fred E. Cohen	Director
Michael D. Goldberg	Director, Chairman of the Board
William A. Hagstrom	Director
Anders Karlsson	Chief International Business Officer
Peter Maag	President, Chief Executive Officer, and Director
Mitchell J. Nelles, Ph.D.	Chief Operating Officer
John J. Sninsky, Ph.D.	Chief Scientific Officer
Ralph Snyderman	Director
James P. Yee, MD, Ph.D.	Chief Medical Officer

The address of each director and executive officer is:

c/o CareDx, Inc.

3260 Bayshore Blvd.

Brisbane, CA 94005

A-1

SCHEDULE B

SUMMARY FINANCIAL INFORMATION OF CAREDX, INC.

The following selected consolidated financial information should be read in conjunction with our audited consolidated financial statements and the related notes thereto for the fiscal year ended December 31, 2016 incorporated by reference in this document from our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and our unaudited consolidated financial statements and the related notes thereto for the quarter ended June 30, 2017 incorporated by reference in this document from our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017. The consolidated statement of operations information for the fiscal years ended December 31, 2016 and 2015, and the consolidated balance sheet information as of December 31, 2016 and 2015 are derived from our audited consolidated financial statements incorporated by reference in this document. The consolidated statement of operations information for the fiscal year-to-date periods ended June 30, 2017 and 2016, and the consolidated balance sheet information as of June 30, 2017 and 2016 are derived from our unaudited consolidated financial statements incorporated by reference in this document.

	Years Ended December 31,		Six Months Ended June 30,
	2016	2015	2017	2016
	(in thousands, except share and per share data)
Revenue:
Testing revenue	$29,680	$27,881	$16,322	$13,704
Product revenue	10,715	—	7,043	3,475
Collaboration and license revenue	236	263	265	118

Total revenue	40,631	28,144	23,630	17,297
Operating expenses:
Cost of testing	10,882	10,273	6,068	5,624
Cost of product	10,240	—	4,505	3,056
Research and development	12,385	9,333	6,401	6,302
Sales and marketing	11,166	8,349	6,492	5,093
General and administrative	20,725	12,247	10,634	11,070
Goodwill impairment	13,021	—	1,958	—
Change in estimated fair value of contingent consideration	(456)	(126)	(285)	(310)

Total operating expenses	77,963	40,076	35,773	30,835

(Loss) income from operations	(37,332)	(11,932)	(12,143)	(13,538)
Interest expense, net	(1,860)	(1,587)	(2,481)	(783)
Other (expense) income, net	(1,920)	(188)	(874)	(3,200)
Change in estimated fair value of common stock warrant and derivative liabilities	(250)	—	5,195	(3,165)

Loss before income taxes	(41,362)	(13,707)	(10,303)	(20,686)
Income tax benefit	1,606	—	659	440

Net (loss) income	(39,756)	(13,707)	(9,644)	(20,246)
Net (loss) income attributable to noncontrolling interest	(287)	—	(114)	23

Net (loss) income attributable to CareDx, Inc.	$(39,469)	$(13,707)	$(9,530)	$(20,223)

Net (loss) income per share attributable to CareDx, Inc. (Note 3):
Basic	$(2.39)	$(1.16)	$(0.45)	$(1.58)

Diluted	$(2.39)	$(1.16)	$(0.45)	$(1.58)

Weighted average shares used to compute net (loss) income per share attributable to CareDx, Inc.:
Basic	16,496,911	11,860,885	21,378,321	12,768,913

Diluted	16,496,911	11,860,885	21,378,321	12,768,913

B-1

	As of December 31,		As of June 30,
	2016	2015	2017	2016
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$17,258	$29,888	$9,104	$17,144
Working capital	(14,159)	24,210	34,327	(5,785)
Total assets	76,730	55,638	77,738	100,453
Total debt	23,944	15,753	33,890	28,207
Accumulated deficit	(212,553)	(173,084)	(222,083)	(193,305)
Total CareDx, Inc. stockholders’ equity	19,482	29,494	11,831	32,510

B-2